Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

NOVEMBER 7, 2020

among

NAVISTAR INTERNATIONAL CORPORATION,

TRATON SE

and

DUSK INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 7, 2020 among Navistar International Corporation, a Delaware corporation (the “Company”), TRATON SE, a Societas Europaea (“Parent”), and Dusk Inc., a Delaware corporation and a wholly owned indirect Subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective boards of directors of the Company and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent or a Subsidiary of Parent, would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the management and supervisory boards of Parent have approved and adopted this Agreement; and

WHEREAS, concurrently with the execution of this Agreement the Stockholders (as defined in the Support Agreements) have delivered to Parent, duly executed Support Agreements, agreeing to certain matters with respect to the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry by a Third Party relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its

Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iv) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated hereby.

“Affiliate” means, with respect to an entity, any other entity controlling, controlled by or under common control with, such entity. The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

“Applicable Date” means November 1, 2018.

“Applicable Law” means, with respect to any Person, any U.S. or non-U.S. federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, instruction, guideline, bulletin, manual, policy, standard, interpretation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Business Day” means a day, other than Saturday, Sunday or any other day on which commercial banks in New York, New York or Munich, Germany are authorized or required by Applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” means (a) the 45-day review period under Section 721 of Title VII of the Defense Production Act, as amended, and the regulations promulgated thereunder (“Section 721”) shall have expired and the parties shall have received notice from CFIUS that such review has been concluded and that either the transactions contemplated hereby do not constitute a “covered transaction” under Section 721 or there are no unresolved national security concerns, or (b) an investigation shall have been commenced after such 45-day review period and CFIUS shall have determined to conclude all action under Section 721 without sending a report to the President of the United States, and the parties shall have received notice from CFIUS that there are no unresolved national security concerns or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby, or the time permitted by law for such presidential decision action shall have lapsed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing Service Providers.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of October 31, 2019 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means October 31, 2019.

“Company Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation, other forms of incentive or deferred compensation or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits) or any other compensation or benefits, in each case whether or not written (x) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by the Company or any of its controlled Affiliates for the current or future benefit of any current or former Service Provider or (y) for which the Company or any of its Subsidiaries has any direct or indirect liability.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Employees” means, collectively, those individuals employed by the Company or any of its Subsidiaries as of the Closing.

“Company Financing Facilities” means (i) that certain Second Amended and Restated ABL Credit Agreement, dated as of August 4, 2017, among the Company, as borrower, Bank of America, N.A., as administrative agent, and the other lenders and financial institutions party thereto, (ii) that certain Third Amended and Restated Credit Agreement, dated as of May 27, 2016, among Navistar Financial Corporation, as U.S. borrower, and Navistar Financial, S.A. de C.V., Sociedad Financiera de Objeto Multiple, Entidad Regulada, as Mexican borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders and financial institutions party thereto, as amended, (iii) that certain Indenture, dated as of November 2, 2011, between Navistar Financial Dealer Note Master Owner Trust II, as issuing entity, and Citibank, N.A., as indenture trustee, as amended on February 13, 2013 and January 26, 2015 (the “NAVMOT II Indenture”), (iv) that certain Series 2012-VFN Indenture Supplement, dated as of August 29, 2012, to Indenture, dated as of November 2, 2011, by and between Navistar Financial Dealer Note Master Owner Trust II, as issuing entity, and Citibank, N.A., as indenture trustee, as amended by that certain Amendment No. 1, dated as of September 13, 2013, that certain Amendment No. 2, dated as of January 26, 2015, that certain Amendment No. 3, dated as of May 31, 2017, that certain Amendment No. 4, dated as of November 28, 2018, and that certain Amendment No. 5, dated as of May 8, 2020 to NAVMOT II Indenture, (v) that certain Series 2019-1 Indenture Supplement, dated as of June 19, 2019 to NAVMOT II Indenture, (vi) that certain Series 2020-1 Indenture Supplement, dated as of July 30, 2020, to NAVMOT II Indenture (vii) that certain Receivables Purchase Agreement, dated as of May 23, 2014, by and among Truck Retail Accounts Corporation, Navistar Financial Corporation and Wells Fargo Bank, National Association, as amended by that certain Amendment No. 1, dated as of May 22, 2015, that certain Amendment No. 2, dated as of April 29, 2016, that certain Amendment No. 3, dated as of December 12, 2016, that certain Amendment No. 4, dated as of May 25, 2017, that certain Amendment No. 5, dated as of January 31, 2018, that certain Amendment No. 6, dated as of November 30, 2018, that certain Amendment No. 7, dated as of April 15, 2019, that certain Amendment No. 8, dated as of October 23, 2019, and that certain Amendment No. 9, January 30, 2020, (viii) that certain Note Purchase Agreement, dated as of August 29, 2012, by and among Navistar Financial Services Corporation, Navistar Financial Corporation, Bank of America, National Association, as a Managing Agent, the Administrative Agent and a Committed Purchaser, New York Life Insurance Company (formerly The Bank of Nova Scotia), as a Managing Agent and a Committed Purchaser, Liberty Street Funding LLC, as a Conduit Purchaser, Credit Suisse AG, New York Branch, as a

Managing Agent, Credit Suisse AG, Cayman Islands Branch as a Committed Purchaser, and Alpine Securitization Corp., as a Conduit Purchaser, as amended by that certain Amendment No. 1, dated as of March 18, 2013, by that certain Amendment No. 2, dated as of September 13, 2013, by that certain Amendment No. 3, dated as of March 12, 2014, by that certain Amendment No. 4, dated as of January 26, 2015, by that certain Amendment No. 5, dated as of October 30, 2015, by that certain Amendment No. 6, dated as of February 24, 2016, by that certain Amendment No. 7, dated as of May 27, 2016, by that certain Amendment No. 8, dated as of November 18, 2016, by that certain Amendment No. 9, dated as of May 31, 2017, by that certain Amendment No. 10, dated as of December 21, 2017, by that certain Amendment No. 11, dated as of November 28, 2018, by that certain Amendment No. 12, dated as of April 12, 2019, and by that certain Amendment No. 13, dated as of May 8, 2020, (ix) that certain Navistar Financial, SA CV, SOFOM ERCP Program, with Bolsa Mexicana de Valores (Mexican Stock Exchange), pursuant to Original Authorization from the Mexican Stock Exchange dated October 23, 2018 and Authorization from the Mexican Stock Exchange to increase NFCx Commercial Paper Program, dated February 22, 2017, (x) that certain Revolving Credit Agreement, dated as of April 20, 2009, by and between Nacional Financiera, Sociedad Nacional de Crédito (hereafter NAFIN) and Navistar Financial, S.A. de C.V., SOFOM E.N.R., as amended by the First Amendment, dated as of August 19, 2009, the Second Amendment, dated as of December 20, 2011, the Third Amendment, dated as of April 19, 2012, the Fourth Amendment, dated as of December 27, 2012, the Fifth Amendment, dated as of October 25, 2013, the Sixth Amendment, dated as of September 30, 2014, the Seventh Amendment, dated as of August 7, 2017, the Eighth Amendment, dated as of October 15, 2018, and the Amendment for the Rescheduling of Credit Provisions, dated as of June 4, 2020, (xi) that certain Revolving Credit Agreement, dated as of August 6, 2012, by and between the Banco Nacional de Comercio Exterior, S.N.C. and Navistar Financial, S.A. de C.V. SOFOM E.N.R., as amended by the First Amendment, dated as of November 30, 2012, the Second Amendment, dated as of August 26, 2013, the Third Amendment, dated as of July 20, 2015, the Fourth Amendment and Restatement, dated as of March 4, 2016, the Fifth Amendment, dated as of June 15, 2017, the Sixth Amendment, dated as of June 18, 2018, and the Seventh Amendment, Debt Recognition and Restatement, dated as of September 14, 2020, (xii) that certain Trust Agreement, dated as of November 2, 2011, by and between Navistar Financial Securities Corporation, as Depositor, and Deutsche Bank Trust Company Delaware, as Owner Trustee (xiii) that certain Pooling and Servicing Agreement, dated November 2, 2011, by and among Navistar Financial Corporation, as Servicer, Navistar Financial Securities Corporation, as Depositor, and Navistar Financial Dealer Note Master Owner Trust II, as Issuing Entity, amended February 13, 2013, November 13, 2014, April 12, 2019 and October 15, 2020, (xiv) Master Purchase Agreement, dated as of June 30, 2004, between Banc of America Leasing & Capital, LLC and International Truck Leasing Corp. (xv) BALC-NFC Lease Purchase Agreement, dated as of October 25, 2019, between Banc of America Leasing & Capital, LLC and Navistar Financial Corporation, in each case of clauses (i) through (xiv), as such facilities or agreements may be amended, restated, supplemented or otherwise modified from time to time in the ordinary course of business.

“Company Preferred Stock” means the preferred stock, $1.00 par value, of the Company.

“Company Stock” means the common stock, $0.10 par value, of the Company.

“Company Stock Plan” means the Navistar International Corporation 2004 Performance Incentive Plan (Amended and Restated as of April, 19, 2010), the Navistar International Corporation 2013 Performance Incentive Plan (Amended and Restated as of December 9, 2019), the Navistar International Corporation Executive Stock Ownership Plan (Amended and Restated as of May 15, 2013), and the Non-Employee Directors Deferred Fee Plan (Amended and Restated as of December 9, 2019).

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2019, as filed with the SEC.

“Competition Laws” means the HSR Act and any other Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Parent dated as of September 23, 2020, as amended from time to time.

“Contract” or “contract” means any contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license, in each case whether written or oral and excluding any Company Benefit Plan.

“COVID-19” means the coronavirus pandemic known as COVID-19.

“COVID-19 Measures” means any Applicable Law, directive, guideline or recommendation promulgated by any U.S. industry group or Governmental Authority, in each case, in connection with or in response to COVID-19.

“DCSA Approval” means the approval by DCSA of the parties’ commitment letter to mitigate foreign ownership, control or influence with respect to the transactions contemplated by this Agreement in accordance with the National Industrial Security Program Operating Manual.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Law relating to the protection of the environment, human health and safety as it relates to exposure, or any pollutant, contaminant, waste or chemical or any other toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Company and its Subsidiaries were sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Foreign Corrupt Practices Act” means the U.S. Foreign Corrupt Practices Act of 1977.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, or any substance or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, per- and polyfluoroalkyl substances, asbestos, asbestos-containing material and any substance or material regulated under or by any Environmental Law due to a potential for harm.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all intellectual property or similar proprietary rights throughout the world, including with respect to (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names and other indicia of origin, all applications and registrations for the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of same, (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (c) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists, (d) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all derivative works, moral rights, renewals, extensions, restorations and reversions thereof, (e) computer software (including source code, object code, firmware, operating systems and specifications) and (f) databases and data.

“International Plan” means any Company Benefit Plan that covers Service Providers located primarily outside of the United States.

“IRS” means the Internal Revenue Service.

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and all associated documentation.

“Knowledge” means (i) with respect to Parent, the actual knowledge, after reasonable inquiry, of any of the officers of Parent listed on Section 1.01(a)(i) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge, after reasonable inquiry, of any of the officers of the Company whose names are listed on Section 1.01(a)(ii) of the Company Disclosure Schedule; provided that, for the avoidance of doubt, such reasonable inquiry shall not require such individuals to conduct (or have conducted) any Intellectual Property searches or analyses (including clearance or prior art searches) or opinions (including freedom-to-operate opinions), or scans or other investigations with respect to IT Assets.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Material Adverse Effect” means any change, event, occurrence or effect that, individually or in the aggregate with any other changes, events, occurrences or effects, (i) has a material adverse effect on the business, assets, operations, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) prevents, materially impedes or materially delays the consummation by the Company of the transactions contemplated by this Agreement; provided that none of the following shall constitute or be taken into account in determining whether there has been, is or would be a Material Adverse Effect:

(i)    any change, event, occurrence or effect affecting the industries in which the Company or any of its Subsidiaries operate or in which their products are used or distributed;

(ii)    any change, event, occurrence or effect in global, national or regional political conditions (including any acts of war (whether or not declared), civil disobedience, political conditions (including trade practices and policies, regulatory conditions, elections and proclamations of public officials), hostilities, sabotage, terrorism, military or police actions or the escalation of any of the foregoing (whether perpetrated or encouraged by a state or non-state actor or actors));

(iii)    any change, event, occurrence or effect in currency exchange, interest or inflation rates or in general economic, business, regulatory, political or market conditions or in national or global financial or capital markets;

(iv)    any adoption, proposal, implementation or change in Applicable Law or any interpretation of Applicable Law by any Governmental Authority;

(v)    any change in GAAP (or comparable applicable national accounting standards) or the implementation or interpretation thereof;

(vi)    any hurricane, flood, tornado, earthquake, or other weather or natural disaster, or any national or global outbreak of illness or other national or global public health event (including COVID-19) and the governmental responses thereto (including any COVID-19 Measures);

(vii)    any matter that has been disclosed in the Company Disclosure Schedule;

(viii)    any actions required to be taken or to not be taken, as the case may be, by the Company or any of its Subsidiaries pursuant to this Agreement or any action taken (or omitted to be taken) at the written request of Parent or taken with Parent’s written consent;

(ix)    any actions taken by Parent or any of its Affiliates or representatives;

(x)    the negotiation, execution, announcement or performance of this Agreement, the Support Agreements and the transactions contemplated by this Agreement, including any change related to the identity of Parent, or facts and circumstances relating thereto, any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with any of their current or prospective suppliers, customers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties; provided that the exception in this clause (x) shall not apply to the term “Material Adverse Effect” as used in Section 4.04(b);

(xi)    any change in the market price or trading volume of any securities of the Company (it being understood that any cause underlying such change in market price (other than any change, event, occurrence or effect described in clauses (i) through (x) and clauses (xii) through (xiii)) may be taken into account in determining whether a Material Adverse Effect has occurred);

(xii)    the failure of the Company or its Subsidiaries to meet any internal or public projections, forecasts, guidance or estimates, including revenues or earnings (it being understood that any cause underlying such failure (other than any change, event, occurrence or effect described in clauses (i) through (xi) and clause (xiii)) may be taken into account in determining whether a Material Adverse Effect has occurred); and

(xiii)    any change in the credit ratings of the Company or any of its Subsidiaries (it being understood that any cause underlying such change in credit rating (other than any change, event, occurrence, or effect described in clauses (i) through (xii)) may be taken into account in determining whether a Material Adverse Effect has occurred);

provided that with respect to clauses (i) through (vi), such exclusion shall only be applicable to the extent such matter does not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industries in which the Company or its Subsidiaries operate that are of a similar size to the Company and its Subsidiaries, in which case such change, event, occurrence or effect shall be taken into account only to the extent of such materially disproportionate effect on the Company and its Subsidiaries taken as a whole.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Navistar Defense LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Navistar Defense, dated as of December 31, 2018, by and among Navistar Defense, Navistar, Inc., International Truck and Engine Investments Corp. and Olive Investor, L.P and solely for the purposes of Section 9.2 therein, the Company.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means the certificates of incorporation and by-laws or comparable governing documents, each as in effect as of the date hereof.

“Owned Intellectual Property” means any and all Intellectual Property owned by the Company or any of its Subsidiaries.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means, collectively, (i) suppliers’, mechanics’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar Liens arising or incurred by operation of law or otherwise incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings; (ii) Liens for Taxes, utilities and other governmental charges that are not due and payable; (iii) requirements and restrictions of zoning, building and other similar requirements or restrictions or applicable land use laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities which are not violated by the current use and operation of the real property (except for any violations that would not, individually or in the aggregate, materially affect the use and occupancy of the subject real property as currently used and occupied); (iv) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings; (v) Liens incurred in the ordinary course of business in connection with any purchase money security interests, letters of credit, equipment leases or similar financing arrangements; (vi) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Authority or any similar authority including those reserved to or vested in any Governmental Authority; (vii) Liens that do not materially detract from the value of such property based upon its current use or interfere in any material respect with the current use, operation or occupancy by the Company or any Subsidiary of such property; (viii) if any, Liens securing the obligations of the Company and the Subsidiaries under existing indebtedness and, for purposes of Section 6.01(g), any renewal, extension, refinancing or replacement of such indebtedness permitted under Section 6.01(i); (ix) Liens on Shy “Principal Properties” permitted under Section 7.6 of the 1993 Shy Retiree Health Benefit and Life Insurance Plan; (x) with respect to the real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which do not materially impair the occupancy, use or value of the subject real property for the purposes for which it is currently used in connection with the Company’s business, and (B) any conditions that may be shown by a current survey or physical inspection, which do not materially impair the occupancy, use or value of the subject real property for the purposes for which it is currently used in connection with the Company’s business; and (xi) licenses, covenants not to sue or similar rights granted with respect to Intellectual Property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 203 Agreement” means the agreement relating to certain provisions of Section 203 of Delaware Law by and between the Company and Parent dated as of September 5, 2016.

“Series B Stock” means the Series B Nonconvertible Junior Preference Stock, $1.00 par value, of the Company.

“Series D Stock” means the Series D Convertible Junior Preference Stock, $1.00 par value, of the Company.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Solvent” means, when used with respect to any Person, that, as of any date of determination, (a) the amount of the Fair Saleable Value of the assets of such Person and its Subsidiaries, taken as a whole, on a going concern basis will, as of such date, exceed (i) the value of all liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities as of such date and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured (in each case, determined in accordance with GAAP consistently applied), (b) as of such date, such Person and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date and (c) as of such date, such Person, and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person and its Subsidiaries, taken as a whole, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

“Stockholder Agreement” means the stockholder agreement by and among Parent and the Company dated as of September 5, 2016.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Support Agreements” means the voting and support agreements, dated as of the date hereof, executed by the Stockholders (as defined in each Support Agreement).

“Tax” (including, with correlative meaning, the term “Taxes”) means (i) all U.S. and non-U.S. federal, state or local income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value-added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of such taxes with respect to such amounts, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes (including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information) including all amendments thereto.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (other than (i) an agreement or arrangement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries, or (ii) pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“WARN” means the Worker Adjustment and Retraining Notification Act and any comparable foreign, U.S. state or local law.

“Willful Breach” means, with respect to any representation, warranty, agreement or covenant set forth in this Agreement, an intentional action or omission by a party (a) that causes such party to be in breach of such representation, warranty, agreement or covenant and (b) where such party knew, or reasonably should have known, at the time such intentional action or omission is or would constitute a breach, or would reasonably be expected to result in a breach, of such representation, warranty, agreement or covenant.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Agreement	Preamble
Annual Meeting	6.02(c)
Certificates	2.03
CFIUS Filing Request	8.01(c)
CFIUS Notice	8.01(c)
Closing	2.01(b)
Closing Date	2.01(b)
Common Merger Consideration	2.02(a)
Company	Preamble
Company Board	4.03(b)
Company Board Recommendation	4.03(b)
Company Financial Statements	4.06(d)
Company Permits	4.10(a)
Company Proxy Statement	4.13(a)
Company Restricted Share	2.04(b)
Company Restricted Stock Awards	2.04(b)
Company RSU	2.04(b)
Company SEC Documents	4.06(a)

Term	Section
Company Securities	6.01(d)
Company Stock Options	2.04(a)
Company Stockholder Approval	4.03(a)
Company Stockholder Meeting	6.02(a)
DCSA	4.04(a)
D&O Insurance	7.03(c)
Effective Time	2.01(c)
Employment Law	4.19(a)
End Date	10.01(b)(i)
Exchange Agent	2.03(a)
Expense Reimbursement	11.04(c)
Financing	6.06(a)
FOCI Mitigation	8.01(d)
Indemnified Person	7.03(a)
Intervening Event	6.03(b)(ii)
J.P. Morgan	4.20
Leased Real Property	4.14(c)
Merger	2.01(a)
Merger Consideration	2.02(e)
Merger-Related Litigation	6.07
Merger Subsidiary	Preamble
Navistar Defense	8.01(c)
Order	9.01(b)
Other Indemnitors	7.03(f)
Owned Real Property	4.14(c)
Parent	Preamble
PJT Partners	4.20
Representatives	6.03(a)
Required Governmental Approvals	4.04(a)
Sanctions	4.10(c)
Schedule 13E-3	4.13(b)
Section 721	1.01
Series B Director	3.03
Series D Merger Consideration	2.02(e)
Significant Contract	4.11(a)
Significant Lease	4.14(b)
Significant Subsidiaries	4.05(a)
Subsidiary Securities	6.01(d)
Superior Proposal	6.03
Surviving Corporation	2.01(a)
Taxing Authority	1.01
Termination Fee	11.04(b)(i)
Uncertificated Shares	2.03(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days shall refer to calendar days unless Business Days are specified. Unless otherwise specified in this Agreement, the term “dollars” and the symbol “$” mean U.S. dollars for purposes of this Agreement and all amounts in this Agreement shall be paid in U.S. dollars, and if any amounts, costs, fees or expenses incurred by any party pursuant to this Agreement are denominated in a currency other than U.S. dollars, to the extent applicable, the U.S. dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to U.S. dollars at the foreign exchange rates published in The Wall Street Journal or, if not reported thereby, another authoritative source reasonably determined by the Company, in effect at the time such amount, cost, fee or expense is incurred, and if the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest penny.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)    The closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 on the tenth Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of such conditions by the party or parties entitled to the benefit thereof at the Closing) have been satisfied or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree; provided that Parent shall not be required to effect the Closing prior to July 1, 2021 (the date on which the Closing occurs, the “Closing Date”).

(c)    At the Closing, subject to confirmation of the receipt of the Merger Consideration, the Company shall file a certificate of merger with the Delaware Secretary of State. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed by Parent and the Company and specified in the certificate of merger).

(d)    From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)    Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.08, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $44.50 in cash, without interest (the “Common Merger Consideration”), upon the terms and subject to the conditions set forth herein. As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Common Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)    Each share of Company Stock held by the Company as treasury stock (other than shares in a Company Benefit Plan) shall be canceled for no consideration, and no payment shall be made with respect thereto.

(c)    All of the shares of Company Stock owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time (other than shares held for the account of clients, customers or other Persons) shall be converted into and become one issued and outstanding share of common stock of the Surviving Corporation.

(d)    The sole share of Series B Stock, issued and outstanding immediately prior to the Effective Time, shall be unaffected by the Merger and shall remain outstanding as one share of Series B Stock of the Surviving Corporation with the same rights, powers, preferences and privileges attributable to the sole share of Series B Stock immediately prior to the Effective Time.

(e)    Except as otherwise provided in Section 2.02(b) or Section 2.08, each share of Series D Stock outstanding immediately prior to the Effective Time shall be converted into an amount in cash, without interest, equal to the portion of the Common Merger Consideration that would have been payable in respect of such share of Series D Stock under Section 2.02(a) had such share of Series D Stock converted into Company Stock pursuant to the terms of the certificate of incorporation of the Company as in effect immediately prior to the Effective Time (the “Series D Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”), upon the terms and subject to the conditions set forth herein. As of the Effective Time, all such shares of Series D Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Series D Merger Consideration to be paid in accordance with Section 2.03, without interest.

(f)    Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one issued and outstanding share of common stock of the Surviving Corporation and shall, along with the sole share of Series B Stock and the shares resulting from the conversion of shares pursuant to Section 2.02(c), constitute the only outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock or Series D Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock or Series D Stock (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall make available, or shall cause to be made available, to the Exchange Agent the Merger Consideration to be paid in respect of the shares of Company Stock and Series D Stock represented by Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock or Series D Stock immediately prior to the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or surrender of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)    Each holder of shares of Company Stock or Series D Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of surrender as the Exchange Agent may reasonably request) in the case of a surrender of Uncertificated Shares, the Merger Consideration in respect of the Company Stock or Series D Stock represented by a Certificate or Uncertificated Share. Until so surrendered, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly surrendered and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If, after the Effective Time, Certificates or Uncertificated Shares are surrendered to the Surviving Corporation or the Exchange Agent in accordance with this Section 2.03 by any holder of shares of Company Stock or Series D Stock as of immediately prior to the Effective Time who has not theretofore complied with the requirements of this Section 2.03, such former holder shall look only to the Surviving Corporation as a general creditor thereof for the payments provided in this Article 2 in respect thereof, without interest.

(d)    After the Effective Time, there shall be no further registration of transfers of shares of Company Stock or Series D Stock outstanding immediately prior to the Effective Time.

(e)    Notwithstanding anything herein to the contrary, any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the former holders of shares of Company Stock or Series D Stock one year after the Effective Time shall be returned to Parent or, at the request of Parent, a Subsidiary of Parent, and any such holder who has not theretofore complied with the requirements of this Section 2.03 with respect to such shares of Company Stock or Series D Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent as a general creditor thereof for the payments provided in this Article 2 in respect thereof for payment of the Merger Consideration in respect of such shares, without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any former holder of shares of Company Stock or Series D Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Notwithstanding anything herein to the contrary, any amounts remaining unclaimed by former holders of shares of Company Stock or Series D Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for shares of Company Stock or Series D Stock for which appraisal rights have been perfected shall be returned to Parent.

Section 2.04. Company Awards.

(a)    At or immediately prior to the Effective Time, each option to purchase shares of Company Stock (each, a “Company Stock Option”) that is then-outstanding under any Company Stock Plan, whether or not exercisable or vested, shall automatically and without any action on behalf of the holder thereof be canceled, and the Company shall pay the holder of such Company Stock Option an amount in cash determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such Company Stock Option by (ii) the number of shares of Company Stock underlying such Company Stock Option (assuming full vesting of the Company Stock Option) had such holder exercised the Company Stock Option in full immediately prior to the Effective Time. For the avoidance of doubt, each Company Stock Option with an exercise price that is equal to or greater than the Merger Consideration shall be canceled without any consideration to the holder thereof.

(b)    At or immediately prior to the Effective Time, (i) each award of Company Stock that is subject to vesting or other forfeiture conditions (each, a “Company Restricted Share”), and (ii) each restricted stock unit entitling the holder to delivery of shares of Company Stock, subject to satisfaction of vesting or other forfeiture conditions, whether settled in cash or in stock (each, a “Company RSU” and together with the Company Restricted Shares, the “Company Restricted Stock Awards”), that is then-outstanding under any Company Stock Plan, whether or not vested, shall automatically and without any action on behalf of the holder thereof be canceled, and the Company shall pay the holder an amount in cash equal to the product of the Merger Consideration and the number of shares of Company Stock represented by such Company Restricted Stock Award. Notwithstanding the foregoing, with respect to any Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Company Stock Plan and applicable award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(c)    At or immediately prior to the Effective Time, each performance cash unit (and not, for the avoidance of doubt, any restricted cash unit whose terms provide only for service-based vesting) entitling the holder to delivery of cash that is subject to performance and to the satisfaction of vesting or other forfeiture conditions that is then-outstanding under any Company Stock Plan, shall be amended to provide that the applicable performance conditions are deemed to have been achieved at the greater of target or actual performance, with such performance cash unit to otherwise remain outstanding subject to its existing terms and conditions.

(d)    Prior to the Effective Time, the Company shall use best efforts to take any actions necessary to effectuate the treatment of the Company Stock Options or Company Restricted Stock Awards contemplated by this Section 2.04. Except as provided in the last sentence of each of Sections 2.04(b) and (c), all payments under this Section 2.04 shall be made at or as soon as practicable after the Effective Time, pursuant to the Company’s ordinary payroll practices, and shall be subject to any applicable withholding.

Section 2.05. Adjustments. Without limiting or affecting any of the provisions of Section 6.01, if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, subdivision, stock split, reverse stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the aggregate Merger Consideration payable pursuant to this Agreement.

Section 2.06. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger

Consideration otherwise payable to any Person pursuant to this Article 2 such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock or Series D Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock or Series D Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock, Series B Stock or Series D Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law and not otherwise waived or lost his, her or its appraisal rights with respect to such shares shall not be converted into the right to receive the Merger Consideration payable in respect of such shares, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration payable in respect of such shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to direct all negotiations and proceedings with respect to all such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. By virtue of the Merger, at the Effective Time, the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and the certificate of incorporation, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation upon the Effective Time and until thereafter amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of the Company shall be amended and restated at the Effective Time to read in their entirety as set forth in the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time, except that all references therein to Merger Subsidiary shall be amended to become references to the Surviving Corporation, and the bylaws, as so amended and restated, shall be the bylaws of the Surviving Corporation upon the Effective Time and until thereafter amended in accordance with the bylaws and Applicable Law.

Section 3.03. Directors and Officers. At the Effective Time, the parties shall take all requisite actions (including obtaining resignations of the Company’s current directors other than the director elected by the holder of the Series B Stock (the “Series B Director”)) so that from and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law or their earlier resignation, removal or disqualification, (i) the directors of the Surviving Corporation shall be the persons serving as the directors of Merger Subsidiary and the Series B Director as of immediately prior to the Effective Time and (ii) the officers of the Company as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (i) as disclosed in any Company SEC Document filed on or after the Applicable Date and before the date of this Agreement or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Organization, Good Standing and Qualification. The Company (i) is a legal entity duly organized, validly existing and in good standing under Delaware Law, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (ii) or clause (iii) where the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be likely to have a Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02. Capital Structure. (a) The authorized capital stock of the Company consists of 220,000,000 shares of Company Stock, 30,000,000 shares of Company Preferred Stock, and 10,000,000 shares of preference stock, par value of $1.00 per share. As of the close of business on November 5, 2020, 99,576,146 shares of Company Stock (excluding Company Restricted Shares), one share of Series B Stock and 70,182 shares of Series D Stock were outstanding. As of the close of business on November 5, 2020, other than Company Stock Options to purchase an aggregate of 1,015,029 shares of Company Stock (assuming full vesting of any Company Stock Options subject to performance- or market-based conditions), no Company Restricted Shares, Company RSUs relating to an aggregate of 306,515 shares of Company Stock, deferred stock units relating to an aggregate of 59,645 shares of Company Stock, 5,330,701 shares of Company Stock reserved for issuance under the Company Stock Plans or with respect to outstanding equity awards issued under the Company Stock Plans (including restricted shares issued after the close of business on November 5, 2020) and 21,932 shares of Company Stock reserved for issuance upon the conversion of the Series D Stock, the Company has no shares of Company Stock reserved for issuance. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Option or Company Restricted Stock Award will be, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Section 4.02(a) of the Company Disclosure Schedule contains a complete and correct list of each Company Stock Option and Company Restricted Stock Award, including, as applicable, the holder (or identification number), date of grant, exercise price, vesting schedule and number of shares of Company Stock subject thereto.

(b)    The Company does not have any outstanding bonds, debentures, notes, other indebtedness or obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth in this Section 4.02 and except for convertible securities issued in accordance with Section 6.01(d) after the date hereof, there are no issued, reserved for issuance or outstanding preemptive or other outstanding rights, warrants, calls, options, conversion rights, stock appreciation rights, redemption rights, repurchase rights, other rights to acquire from the Company, agreements, arrangements, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company, or securities or obligations convertible into or exchangeable for or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of the Company. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any of the foregoing securities.

Section 4.03. Authority; Approval.

(a)    The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery of the same by Parent and Merger Subsidiary, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. Except for the Company Stockholder Approval, this Agreement and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. The adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote or consent of the holders of any of the Company’s capital stock necessary to authorize this Agreement, the Merger or the other transactions contemplated hereby (the “Company Stockholder Approval”).

(b)    At meetings duly called and held, the Company’s board of directors (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) approved and adopted any approvals or waivers necessary to render the Stockholders Agreement and the Section 203 Agreement inapplicable to the transactions contemplated hereby and (iv) resolved to recommend approval and adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

Section 4.04. Governmental Filings; No Violations.

(a)    Other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) filings under the HSR Act, (iii) filings, consents, approvals, authorizations, clearances or other actions under the other Competition Laws, foreign investment laws or required by the Defense Counterintelligence and Security Agency of the Department of Defense (“DCSA”) (collectively, the “Required Governmental Approvals”), (iv) compliance with any applicable requirements of the 1934 Act and any other applicable U.S. state or federal securities laws and (v) compliance with any applicable requirements of the NYSE, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be likely to have a Material Adverse Effect.

(b)    The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, assuming (solely with respect to performance of this Agreement and consummation of the Merger) the Company Stockholder Approval is obtained and the waiting periods, filings, notices, reports, consents, registrations, approvals, permits and authorizations contemplated by clauses (i) through (v) of Section 4.04(a) expire, are made or are obtained, as applicable, do not and will not (i) result in a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a breach or violation of, a termination (or right of termination) or default under, the triggering of any rights under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any Significant Contract not otherwise terminable by the other party thereto on ninety (90) days’ or less notice binding upon the Company or any of its Subsidiaries or (iii) result in a breach or violation under any Applicable Laws to which the Company or any of its Subsidiaries is subject; except, in the case of clause (ii) or clause (iii), for any such breach, violation, termination, default, creation, acceleration or change that would not reasonably be likely to have a Material Adverse Effect.

Section 4.05. Subsidiaries. (a) Each Significant Subsidiary of the Company (i) is a legal entity duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, (ii) has all requisite organizational powers and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is qualified to do business and is in good standing as a legal entity in each jurisdiction where the ownership, leasing, or operation of its assets or properties or conduct of its business requires such qualification, except to the extent the failure to be so qualified or in good standing, or to have such power or authority, would not reasonably be likely to have a Material Adverse Effect. All “significant subsidiaries” of the Company, as defined in Rule 1-02 of Regulation S-X of the 1934 Act, and their respective jurisdictions of organization are identified in the Company 10-K (such Subsidiaries, the “Significant Subsidiaries”).

(b)    All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Significant Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) other than Liens pursuant to applicable securities Laws and Liens set forth in any certificate of incorporation, bylaws, stock certificate or other organizational document or other Contract made available to Parent. There are no issued, reserved for issuance or outstanding preemptive or other outstanding rights, warrants, calls, options, conversion rights, stock appreciation rights, redemption rights, repurchase rights, other rights to acquire from any Significant

Subsidiary of the Company, agreements, arrangements, commitments or rights of any kind that obligate the Company or any Significant Subsidiary of the Company to issue or sell any shares of capital stock or other securities of any Significant Subsidiary of the Company, or securities or obligations convertible into or exchangeable for or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of any Significant Subsidiary of the Company.

(c)    Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.06. SEC Reports and Financial Statements. (a) The Company has filed with or furnished to the SEC on a timely basis and made available to Parent all reports, schedules, forms, statements, prospectuses, registration statements, registration exemptions, if applicable, definitive proxy statements and other documents (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company pursuant to the 1933 Act or the 1934 Act with the SEC (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”) since the Applicable Date. As of their respective dates, after giving effect to any amendments or supplements thereto prior to the date hereof, the Company SEC Documents (A) complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and to the extent applicable, the Sarbanes-Oxley Act of 2002 and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The Company has established a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) that are reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date until the date of this Agreement.

(c)    The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Based on the Company’s most recent evaluation of disclosure controls and procedures prior to the date hereof, such disclosure controls and procedures are reasonably designed to timely communicate all material information required to be disclosed in the Company’s periodic and current reports required under the 1934 Act to the Company’s principal executive officer, principal financial officer or the individuals responsible for the preparation of such reports and allow such Persons to make timely decisions regarding required disclosures and to make the certifications required under the 1934 Act and the Sarbanes-Oxley Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)    Each of the audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any thereto) included or incorporated by reference in the Company SEC Documents (the “Company Financial Statements”) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable Company SEC Document, was prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the 1934 Act) and fairly present (subject, in the case of the unaudited interim financial statements, to the absence of footnotes therein and to year-end audit adjustments), in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their results of operations and cash flows for the respective periods then ended.

Section 4.07. Absence of Certain Changes. Since the Company Balance Sheet Date until the date hereof, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses in all material respects and (b) there has not been any circumstance, occurrence or development which has had, or would reasonably be likely to have, a Material Adverse Effect.

Section 4.08. Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, except for those that have not had, or would not reasonably be likely to have, a Material Adverse Effect.

Section 4.09. No Undisclosed Liabilities. There are no obligations or liabilities of any kind, whether or not accrued, contingent or otherwise, of the Company or any of its Subsidiaries other than: (i) as reflected or reserved against in the Company Financial Statements (and the notes thereto); (ii) obligations or liabilities incurred by the Company or its Subsidiaries since the Company Balance Sheet Date, in the ordinary course of business consistent with past practice that have not had and would not reasonably be likely to have a Material Adverse Effect; (iii) obligations or liabilities arising, permitted or contemplated under this Agreement or incurred in connection with the transactions contemplated by this Agreement; or (iv) for obligations or liabilities (A) under Contracts that are either listed on Section 4.11(a) of the Company Disclosure Schedule or are not required to be listed thereon, (B) under Company Stock Plans that are either listed on Section 4.18(a) of the Company Disclosure Schedule or are not required to be listed thereon and (C) under Collective Bargaining Agreements that are either listed on Section 4.19(b) of the Company Disclosure Schedule or are not required to be listed thereon, in each case excluding obligations and liabilities for any breach of any such Contract, Company Stock Plan or Collective Bargaining Agreement.

Section 4.10. Compliance with Laws and Court Orders; Licenses.

(a)    Since the Applicable Date, the businesses of each of the Company and its Subsidiaries have not been conducted in violation of any Applicable Laws, and to the Knowledge of the Company, as of the date of this Agreement, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for violations that would not reasonably be likely to have a Material Adverse Effect. Since the Applicable Date, each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Authority necessary to conduct its business as presently conducted, (the “Company Permits”), except those the absence of which would not reasonably be likely to have a Material Adverse Effect.

(b)    Since the Applicable Date, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, officer, employee, agent or representative of the Company or of any of its Subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value directly, or indirectly through an intermediary, to any “government official” (including any officer or employee of a government or government-owned or -controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) in order to influence official action which would result in a violation by such persons of the Foreign Corrupt Practices Act, except as would not reasonably be likely to have a Material Adverse Effect. The Company and its Subsidiaries and controlled Affiliates have conducted their businesses in compliance with all applicable anti-corruption laws, including, without limitation, the Foreign Corrupt Practices Act, and have instituted and maintained and will continue to maintain policies and, procedures that are designed to provide reasonable assurance of compliance with such laws, in each case, except as would not reasonably be likely to have a Material Adverse Effect.

(c)    Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company any of the directors, officers, employees, agents or representatives of the Company or any of its Subsidiaries, is, or is 50% or more owned or controlled by one or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC) or the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria), except as (A) otherwise authorized pursuant to Sanctions or (B) would not reasonably be likely to have a Material Adverse Effect.

(d)    Since the Applicable Date, neither the Company nor any of its Subsidiaries has engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions, except as (i) otherwise authorized pursuant to Sanctions or (ii) would not reasonably be likely to have a Material Adverse Effect.

(e)    Since the Applicable Date, the Company and its Subsidiaries have been in compliance with, and have not been penalized for, and, to the Knowledge of the Company, have not been under investigation with respect to or been threatened in writing to be charged with or been given written notice of any violation of, any applicable Sanctions, export controls, anti-trust or anti-money laundering law except as would not reasonably be likely to have a Material Adverse Effect.

Section 4.11. Significant Contracts.

(a)    Section 4.11(a) of the Company Disclosure Schedule sets forth a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets is bound as of the date hereof (each, a “Significant Contract”):

(i)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)    any (A) Significant Lease or (B) Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that involves future payments, performance or services or delivery of goods or materials to or by the Company or any of its Subsidiaries of any amount or value reasonably expected to exceed $100,000,000 in any future twelve (12) month period;

(iii)    any Contract that contains an exclusivity or “most favored nation” provision or grants any right of first refusal, right of first offer, development rights or distribution rights (in each case that is in favor of the other party to the Contract and that purports to bind an Affiliate of the Company);

(iv)    any Contract that (A) limits in any material respect the freedom of the Company or any of its Affiliates to compete in any line of business or geographic region, or with any Person, or otherwise restricts the research, development, manufacture, marketing, distribution or sale of any product or service by the Company or any of its Affiliates, or which could so limit the freedom or restrict the activities of Parent and its Affiliates after the Effective Time or (B) contains a non-solicitation obligation that is binding on the Company or any of its Subsidiaries vis-à-vis the employees of any other Person (other than Contracts with clients or vendors entered into in the ordinary course of business);

(v)    each joint venture, partnership, collaboration, research and development project and other similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

(vi)    any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has material continuing obligations, including “earn-outs” and indemnities;

(vii)    any Contract pursuant to which the Company or any of its Subsidiaries has continuing obligations or interests (which for the avoidance of doubt does not include guarantees by the Company or any of its Subsidiaries) involving (A) “milestone” or other contingent payments in excess of $15,000,000, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any of its Subsidiaries in excess of $5,000,000 in any fiscal year, in each case of clauses (A) and (B), that cannot be terminated by the Company or its Subsidiaries on ninety (90) days’ or less notice without material payment or penalty;

(viii)    any Contract relating to indebtedness for borrowed money or any financial guarantee by the Company or any of its Subsidiaries with a principal amount in excess of $50,000,000 (whether incurred, assumed, guaranteed or secured by any asset), other than Contracts solely among the Company and/or any of its wholly owned Subsidiaries;

(ix)    any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(x)    each Contract pursuant to which the Company or any of its Subsidiaries (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property material to the conduct of its business as presently conducted (excluding licenses for commercial off-the-shelf software or technology services that are generally available on nondiscriminatory pricing terms) or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property material to the conduct of its business as presently conducted (excluding nonexclusive licenses granted to customers, suppliers or third-party contractors in the ordinary course of business);

(xi)    any Contract with any sole-source supplier of material tangible products or services, or any supplier of such products or services that (A) cannot be obtained from another source and (B) the termination or non-renewal of which, would reasonably be likely to have a material and adverse effect on the applicable product;

(xii)    any settlement or similar agreement to which the Company or any of its Subsidiaries is subject which (i) requires future performance by the Company or any of its Subsidiaries and (ii) is material to the Company and its Subsidiaries, taken as a whole;

(xiii)    any Contract between the Company or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than a wholly owned Subsidiary) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, Affiliate, associate or immediate family member;

(xiv)    any stockholders, voting, voting trust, investors’ rights, registration rights or similar agreement or arrangement;

(xv)    any material Contract with a Governmental Authority, other than (A) Contracts for the ordinary course sale of goods, materials or services to state, local or municipal Governmental Authorities and (B) sale orders through the U.S. General Services Administration Multiple Award

Schedules program as governed by the U.S. Federal Acquisition Regulation Part 38;

(xvi)    each Contract that would reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement; and

(xvii)    each Contract under which the consequences of a default or termination would reasonably be likely to have a Material Adverse Effect.

(b)    Each of the Significant Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Company’s Knowledge, each other party thereto, and is in full force and effect, in each case, subject to the Bankruptcy and Equity Exception, except for such failures to be valid and binding or to be in full force and effect as would not reasonably be likely to have a Material Adverse Effect. As of the date hereof, there is no default under any such Contract by the Company or any of its Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not reasonably be likely to have a Material Adverse Effect.

Section 4.12. No Shareholder Rights Plan; Takeover Statutes. (a) There is no shareholder rights plan, “poison pill,” anti-takeover plan or other similar device, agreement or instrument in effect, to which the Company or any of its Subsidiaries is a party or otherwise bound. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other anti-takeover or similar statute or regulation under Delaware Law applies or purports to apply to any such transactions. No other “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Organizational Documents is applicable to this Agreement or any of the transactions contemplated hereby.

(b)    The Company has taken all action necessary (and has provided Parent with evidence of such) to render Section 5 of the Section 203 Agreement and Sections 4.1 and 5.1 of the Stockholder Agreement inapplicable to the Merger, this Agreement, and the transactions contemplated hereby.

Section 4.13. Disclosure Documents. (a) The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Company Proxy Statement”) and any amendment or supplement thereto will, when filed, comply as to form in all material respects, with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company, and at the time such stockholders vote on approval and adoption of this Agreement, the

Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.13(a) will not apply to statements or omissions included or incorporated by reference in the Company Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors expressly for inclusion therein.

(b)    The information supplied by the Company for inclusion or incorporation by reference in the Schedule 13E-3 or any amendment or supplement thereto shall not at the time the Schedule 13E-3 or any amendment or supplement thereto is filed with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used herein, “Schedule 13E-3” means the Rule 13E-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC in connection with this Agreement.

Section 4.14. Properties. (a) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, subject to no Liens other than Permitted Liens.

(b)    Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (x) with an annual aggregate lease payment with respect to such real property of more than $500,000 or (y) used by the Company or any of its Subsidiaries as a manufacturing facility, distribution center or warehouse (each such lease, sublease or license for real property in clause (x) or clause (y), a “Significant Lease”) is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Significant Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Significant Lease that has not been resolved prior to the date hereof.

(c)    Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, there are no material defects in the material real property owned in whole or in part by the Company and each Subsidiary (such real property, the “Owned Real Property”) and each real property leased pursuant to a Significant Lease (the “Leased Real Property”), and the Owned Real Property and Leased Real Property are in good operating condition and repair, other than normal wear and tear, in all material respects and are sufficient for the operation of the business of the Company, as currently conducted.

Section 4.15. Intellectual Property.

(a)    Except as would not reasonably be likely to have a Material Adverse Effect, the Company or one of its Subsidiaries is the sole and exclusive owner of all the Owned Intellectual Property, in each case, free and clear of any Liens (other than Permitted Liens), and there exist no material restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property.

(b)    The Company and its Subsidiaries have sufficient rights to use all Intellectual Property used in or necessary to their business as presently conducted, except as would not reasonably be likely to have a Material Adverse Effect; provided that the foregoing is not and shall not constitute a representation or warranty regarding infringement, misappropriation or other violation of the Intellectual Property rights of any third party. The Owned Intellectual Property is (i) subsisting, and to the Company’s Knowledge, valid and enforceable, and (ii) not subject to any outstanding order, judgment or decree materially and adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property. To the Company’s Knowledge, during the three (3) year period prior to the date of this Agreement, the Company and its Subsidiaries have not infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party, where such infringement or violation would reasonably be likely to have a Material Adverse Effect.

(c)    Except as would not reasonably be likely to have a Material Adverse Effect, during the three (3) year period prior to the date of this Agreement, (i) no claims, proceedings or legal actions are pending against, or to the Company’s Knowledge, threatened in writing against, the Company or any of its Subsidiaries (A) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person or (B) challenging or seeking to deny, revoke or limit the Company’s or any of its Subsidiaries’ rights in any Owned Intellectual Property, and (ii) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating the rights of the Company or its Subsidiaries in any Owned Intellectual Property.

(d)    The IT Assets owned or used by the Company or any of its Subsidiaries operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business as presently conducted, except as would not reasonably be likely to have a Material Adverse Effect. The Company and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of such IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures and (iv) encryption and other security protocol technology. To the Company’s Knowledge, no Person has breached, gained unauthorized access to, used without authorization, interrupted, modified or corrupted such IT Assets (or any information or data stored therein or transmitted thereby), except as would not reasonably be likely to have a Material Adverse Effect.

(e)    The Company and its Subsidiaries have at all times during the three (3) year period prior to the date of this Agreement complied and are currently in compliance with all Applicable Laws relating to privacy, data protection and the collection, use, storage, processing and disclosure of any personally identifiable information and user information gathered or accessed in the course of the operations of the Company or any of its Subsidiaries, except as would not reasonably be likely to have a Material Adverse Effect. The Company and its Subsidiaries have at all times during the three (3) year period prior to the date of this Agreement complied in all respects with all rules, policies and procedures established by the Company or any of its Subsidiaries from time to time with respect to the foregoing, except as would not reasonably be likely to have a Material Adverse Effect. During the three (3) year period prior to the date of this Agreement, no claims have been asserted or, to the Company’s Knowledge, threatened in writing, against the Company or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Applicable Laws, regulations, rules, policies or procedures, except as would not reasonably be likely to have a Material Adverse Effect.

(f)    Except as would not reasonably be likely to have a Material Adverse Effect, the Company and its Subsidiaries have taken all commercially reasonable actions necessary to maintain and protect the Owned Intellectual Property, including any and all commercially reasonable actions necessary to protect any and all trade secrets included within Owned Intellectual Property.

Section 4.16. Environmental Matters. (a) Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect: (i) no notice, demand, request for information, citation, summons or complaint has been received, no order, judgment, decree or injunction has been issued or is otherwise in effect, no penalty has been assessed and no action, claim, suit, or proceeding is pending, or, to the Company’s Knowledge, threatened, nor is, to the Company’s Knowledge, any investigation pending or threatened, in each case with respect to the Company or any of its Subsidiaries that relates to any

Environmental Law, Environmental Permit or Hazardous Substance; (ii) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries (nor any of their respective predecessors) has incurred any liability under any Environmental Law or Environmental Permit; (iii) no Hazardous Substance has been discharged, disposed of, dumped, spilled, leaked, emitted or released at, on, under, to, in or from (A) any property or facility currently or, to the Company’s Knowledge, previously, owned, leased or operated by the Company or any of its Subsidiaries (or any of their respective predecessors) or (B) to the Company’s Knowledge, any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, the Company or any of its Subsidiaries (or any of their respective predecessors), in each case other than in compliance with, and as would not reasonably be expected to result in liability under, any Environmental Law; and (iv) the Company and its Subsidiaries are, and have for the past three years been, in compliance with all Environmental Permits and Environmental Laws, which compliance includes obtaining and maintaining all Environmental Permits, and such Environmental Permits are valid and in full force and effect and, to the Company’s Knowledge, will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

(b)    The consummation of the transactions contemplated hereby requires no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

Section 4.17. Taxes. Except as would not reasonably be likely to have a Material Adverse Effect:

(a)    All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been prepared and filed when due in accordance with all Applicable Law, and all such Tax Returns are, or shall be at the time of filing, true and complete in all respects;

(b)    The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable (whether or not shown as due on any Tax Return), or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books;

(c)    There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset;

(d)    During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(e)    No claim is currently outstanding by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction;

(f)    Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4;

(g)    There are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Taxing Authority;

(h)    There is no adjustment that would increase the Tax liability, or reduce any Tax asset, of the Company or any of its Subsidiaries that has been made, proposed or threatened in writing by a Taxing Authority during any audit with respect to an open taxable year;

(i)    During the five-year period ending on the date hereof, (i) neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or one of its Subsidiaries was the common parent; (ii) neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement; (iii) no amount of the type described in clause (ii) or (iii) of the definition of “Tax” is currently payable by the Company or any of its Subsidiaries, regardless of whether such Tax is imposed on the Company or any of its Subsidiaries; and (iv) neither the Company nor any of its Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired;

(j)    Neither the Company nor any of its Subsidiaries will be required to include any item or amount of income in, or exclude any item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. income Tax law) entered into on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) election by the Company or any of its Subsidiaries under Section 108(i) of the Code made on or prior to the Closing Date;

(k)    There are no limitations on the utilization of the net operating losses, tax credit carryovers or other tax attributes of the Company under Section 382 through Section 384 of the Code or the separate return limitation year rules contained in the Treasury Regulations under Section 1502 of the Code, including any such limitations arising as a result of the consummation of the Merger contemplated by this Agreement; and

(l)    No jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a claim in writing that the Company or any of its Subsidiaries is required to file a Tax Return for such jurisdiction.

Section 4.18. Employee Benefit Plans.

(a)    Section 4.18(a) of the Company Disclosure Schedule lists each material Company Benefit Plan (excluding any Company Benefit Plan solely providing benefits required by Applicable Law) and indicates whether such plan is an International Plan. For each Company Benefit Plan set forth in Section 4.18(a) of the Company Disclosure Schedule, the Company has made available to Parent a copy of such plan (or a description of the material terms thereof) and all amendments thereto and, as applicable: (i) the most recent annual report on Form 5500 (including all schedules and attachments thereto) filed with the IRS, (ii) the most recently prepared actuarial report, (iii) all material non-routine documents and correspondence relating thereto received from or provided to any Governmental Authority during the past two years, (iv) each trust agreement, insurance contract or other funding arrangement and (v) if such plan is an International Plan, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (i) through (v) to the extent reasonably available.

(b)    Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) has incurred, or reasonably expects to incur, any liability under subtitles B, C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate in an amount that would be material.

(c)    Neither the Company nor any of its ERISA Affiliates (nor any predecessor of any such entity) has sponsored, maintained, administered or contributed to (or had any obligation to contribute to) a Multiemployer Plan in the last six (6) years.

(d)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the Company’s

Knowledge, no circumstances exist that would adversely affect the qualification or tax exemption of any such Company Benefit Plan.

(e)    Each Company Benefit Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code and no action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or is threatened against or threatened to involve, any Company Benefit Plan before any arbitrator or any Governmental Authority, including the IRS, the U.S. Department of Labor or the PBGC, except, in each case, as would not reasonably be likely to have a Material Adverse Effect.

(f)    Neither the Company nor any of its Subsidiaries has any current or projected liability for, and no Company Benefit Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including COBRA).

(g)    Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider pursuant to Section 409A or Section 4999 of the Code, due to the failure of any payment to be deductible under Section 280G of the Code, or that is otherwise material.

(h)    All contributions, premiums and payments that are due have been made for each Company Benefit Plan within the time periods prescribed by the terms of such plan and Applicable Law, and all contributions, premiums and payments for any period ending on or before the Effective Time that are not due are properly accrued to the extent required to be accrued under applicable accounting principles, except, in each case, as would not reasonably be likely to have a Material Adverse Effect.

(i)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former Service Provider to any material payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Benefit Plan, (iii) result in any payment or benefit to be received by any current or former Service Provider that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code or (iv) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Affiliates, to merge, amend or terminate any Company Benefit Plan.

(j)    Each International Plan (i) if intended to qualify for special Tax treatment, meets all the requirements for such treatment, and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles, except, in each case, as would not reasonably be likely to have a Material Adverse Effect.

Section 4.19. Labor.

(a)    The Company and its Subsidiaries are, and have been for the past three years, in compliance with all Applicable Laws relating to labor and employment, including, but not limited to, those relating to labor management relations, discrimination, sexual harassment, civil rights, affirmative action, immigration, safety and health (collectively, the “Employment Laws”), except, in each case, as would not reasonably be likely to have a Material Adverse Effect. No action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) involving the Employment Laws is pending against or involves or is threatened against or threatened to involve, the Company or any of its Subsidiaries before any arbitrator or any Governmental Authority, except, in each case, as would not reasonably be likely to have a Material Adverse Effect.

(b)    Section 4.19(b) of the Company Disclosure Schedule lists each Collective Bargaining Agreement and any pending or, to the Company’s Knowledge, threatened material labor representation request with respect to any Service Provider. For each Collective Bargaining Agreement set forth in Section 4.19(b) of the Company Disclosure Schedule, the Company has made available to Parent a copy of such agreement.

(c)    Neither the Company nor any of its Subsidiaries has failed to comply with the provisions of any Collective Bargaining Agreement, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement, except, in each case, as would not reasonably be likely to have a Material Adverse Effect. As of the date hereof, there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, except, in each case, as would not reasonably be likely to have a Material Adverse Effect.

(d)    The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereunder.

(e)    Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any liability or other obligation following the Effective Time under WARN, except, in each case, as would not reasonably be likely to have a Material Adverse Effect.

Section 4.20. Opinion of Financial Advisor. The Company Board has received the opinions of J.P. Morgan Securities LLC (“J.P. Morgan”) and PJT Partners LP (“PJT Partners”), each dated as of the date of such opinions, to the effect that, as of such date, and subject to, among other things, the procedures followed, matters considered, and conditions, limitations, qualifications and assumptions set forth therein, the Common Merger Consideration to be received by the holders of the Company Stock pursuant to the Merger is fair from a financial point of view to the holders of such Company Stock.

Section 4.21. Finders’ Fees. Except for J.P. Morgan and PJT Partners, neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.22. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company or any of its Affiliates or with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and the Company, Parent and Merger Subsidiary hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties expressly set forth in this Article 4, neither the Company nor any other Person makes or has made any representation or warranty to Parent, or any of its Affiliates or Representatives, with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses or (ii) any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary (i) is a legal entity duly organized, validly existing and in good standing under the laws of the European Union and Delaware respectively, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and (iii) is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clause (ii) or clause (iii) where the failure to be so qualified or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation by Parent or the Merger Subsidiary of the transactions contemplated under the Agreement.

Section 5.02. Merger Subsidiary. Merger Subsidiary is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing, (i) will not have engaged in any business activities other than those incidental to the transactions contemplated by this Agreement and (ii) will have incurred no material liabilities or obligations other than in relation to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.03. Corporate Authorization. Parent and the Merger Subsidiary have all requisite corporate power and authority and have taken all corporate and stockholder action necessary in order to execute, deliver and perform their respective obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and the Merger Subsidiary and constitutes a valid and binding agreement of each of Parent and the Merger Subsidiary enforceable against each of Parent and the Merger Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.04. Governmental Filings’ No Violation.

(a)    Other than the filings and/or notices (i) under the HSR Act, (ii) with respect to the Required Governmental Approvals, (iii) with respect to the filing of the certificate of merger for the Merger with the Delaware Secretary of State, (iv) in compliance with any applicable requirements of the 1934 Act and any other applicable U.S. state or federal securities laws and (v) in compliance with the rules and regulations of any national securities exchange on which securities of Parent are listed, no notices, reports or other filings are required to be made by Parent or the Merger Subsidiary with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or the Merger Subsidiary from, any Governmental Authority in connection with the execution, delivery and performance of this Agreement by Parent and the Merger Subsidiary or the consummation of the transactions contemplated by this Agreement, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation by Parent or the Merger Subsidiary of the transactions contemplated by this Agreement.

(b)    The execution, delivery and performance of this Agreement by Parent and Merger Subsidiary do not, and the consummation of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent or the Merger Subsidiary or (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent pursuant to any Contract binding upon Parent or, assuming (solely with respect to performance of this Agreement and consummation of the Merger) compliance with the matters referred to in Section 5.03, under any Law to which Parent is subject, except, in the case of clause (ii) above, for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation by Parent and the Merger Subsidiary of the Merger.

Section 5.05. Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Parent, threatened against Parent, except as would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impede the consummation by Parent and the Merger Subsidiary of the Merger.

Section 5.06. Disclosure Documents. None of the information supplied in writing by Parent to the Company expressly for inclusion in the Company Proxy Statement, or any amendment or supplement thereto, will, at the time the Company Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time such stockholders vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.07. Solvency. Assuming the accuracy of the representations and warranties in Article 4 and the compliance of the Company in all material respects with the applicable covenants set forth in this Agreement, each of Parent and Merger Subsidiary is, and, after giving effect to the transactions contemplated by this Agreement, including the payment of all amounts required to be paid in connection therewith, including the Merger Consideration and the payment of any related fees and expenses, at and immediately after the Effective Time, will be, Solvent, and neither Parent nor Merger Subsidiary is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries or any other Person.

Section 5.08. Available Funds. Parent will upon satisfaction of the conditions to closing set forth in Article 9, have access to, all funds necessary to satisfy all of its obligations under this Agreement, including payment of the Merger Consideration as provided in Article 2, and to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

Section 5.09. Finders’ Fees. Except for Bank of America Merrill Lynch International DAC and Goldman Sachs Bank Europe SE, neither Parent nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 5.10. No Other Representations or Warranties.

(a)    Except for the representations and warranties expressly set forth in this Article 5, neither Parent nor any other Person makes any express or implied representation or warranty on behalf of Parent or any of its Affiliates or with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, employees, employee benefit plans, conditions or prospects, and Parent hereby disclaims any such other representations or warranties.

(b)    Parent acknowledges and agrees that except as expressly set forth in Article 4, the Company is not making and has not made any representation or warranty, express or implied, at law or in equity, with respect to this Agreement, the Company, or any information provided or made available to Parent in connection therewith (including any forecasts, projections, estimates or budgets), including any warranty with respect to merchantability or fitness for any particular purpose, and all other representations or warranties are hereby expressly disclaimed.

(c)    Parent acknowledges and agrees that it (i) has made its own inquiry and investigations into, and, based thereon, has formed an independent judgment concerning the Company, (ii) has been provided with adequate access to such information, documents and other materials relating to the Company, as it has deemed necessary to enable it to form such independent judgment, (iii) has had such time as Parent deems necessary and appropriate to fully and completely review and analyze such information, documents and other materials and (iv) has been provided an opportunity to ask questions of the Company with respect to such information, documents and other materials and has received satisfactory answers to such questions. Parent further acknowledges and agrees that, except as expressly set forth in this Agreement the Company has not made any representations or warranties, express or implied, as to the accuracy or completeness of such information, documents and other materials.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 10, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice (with any action taken in response to a COVID-19 Measure and taken prior to the date of this Agreement being deemed to be in the ordinary course of business consistent with past practice when determining whether actions taken after the date of this Agreement are in the ordinary course of business consistent with past practice) and in all material respects with Applicable Laws, Company Permits and Significant Contracts, and use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its current directors, officers and key employees and (iv) maintain satisfactory relationships with its material customers, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with it ; provided that during any period of full or partial suspension of operations in response to a COVID-19 Measure, the Company may take actions outside of the ordinary course of business to the extent both (i) reasonably necessary to protect the health and safety of the Company’s or its Subsidiaries’ employees and (ii) in response to a COVID-19 Measure, in each case, after written notice to and, to the extent practicable under the circumstances, consultation with, Parent; provided, further that neither the Company nor any of its Subsidiaries shall take any action in accordance with the foregoing that would materially breach any of Section 6.01(a) through Section 6.01(q). Without limiting the generality of the foregoing, except (x) as otherwise contemplated by this Agreement, (y) set forth in Section 6.01 of the Company Disclosure Schedule or (z) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)    amend its Organizational Documents (whether by merger, consolidation, division, operation of law or otherwise);

(b)    redeem, repurchase or acquire or offer to redeem, repurchase or acquire any Company Securities or Subsidiary Securities, other than (i) repurchases of Company Stock from employees, officers or directors of the Company or any of its Subsidiaries in the ordinary course of business pursuant to any of the Company’s agreements or plans in effect as of the date hereof in respect of equity awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the Company Benefit Plans as in effect on the date of this Agreement or (ii) as expressly required by the certificate of incorporation of the Company with respect to any redemption or conversion of Company Preferred Stock made solely at the option of the holder thereof;

(c)    (i) split, combine, exchange, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or other equity interests, other than dividends between the Company and any of its wholly owned Subsidiaries or from any wholly owned Subsidiary to another wholly owned Subsidiary;

(d)    (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any (A) capital stock, equity securities or voting securities of the Company or any of its Subsidiaries except for transactions solely among the Company and its Subsidiaries, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, equity securities or voting securities of the Company or any of its Subsidiaries or (C) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock, equity securities or voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or any of its Subsidiaries (the items in clauses (A), (B) and (C) being referred to collectively as “Company Securities”, in the case of the Company, or “Subsidiary Securities”, in the case of any of the Company’s Subsidiaries), other than (x) the issuance of any Subsidiary Securities to the Company or any other Subsidiary or (y) issuances in respect of equity awards under Company Benefit Plans outstanding as of the date of this Agreement in accordance with their terms as of the date hereof or (ii) amend any term of any Company Security or Subsidiary Security (in each case, whether by merger, consolidation, division, operation of law or otherwise);

(e)    incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget set forth on Section 6.01(e) of the Company Disclosure Schedule (ii) any unbudgeted capital expenditures not to exceed $2,000,000 individually or $30,000,000 in the aggregate and (iii) any unbudgeted capital expenditure reasonably necessary to mitigate a potential or actual material business interruption;

(f)    acquire (by merger, consolidation, division, operation of law, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) capital assets in the ordinary course of business consistent with past practice, (ii) actions permitted by Section 6.01(e), (iii) acquisitions of supplies and inventory in the ordinary course of business consistent with past practice, (iv) repossession of assets acquired in settlement of loans in the ordinary course of business consistent with past practice and (v) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $10,000,000 individually or, together with non-ordinary course capital contributions or investments pursuant to Section 6.01(h)(iii), $25,000,000 in the aggregate;

(g)    sell, lease, license or otherwise transfer or dispose of (by merger, consolidation, division, operation of law, disposition of stock or assets or otherwise), abandon or permit to lapse, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets (other than Intellectual Property, which is addressed in Section 6.01(n)), securities, properties, interests or businesses, other than (i) sales or leases of inventory, equipment or repossessed assets in the ordinary course of business consistent with past practice, (ii) any disposition of assets or property in the ordinary course of business to the extent such property or assets are surplus, negligible, obsolete, uneconomical, worn-out or no longer useful in the business of the Company or any other Subsidiary, (iii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $10,000,000 individually or $25,000,000 in the aggregate, (iv) sales of assets pursuant to securitizations or other forms of asset financings or other forms of asset sales in the ordinary course of business or (v) Permitted Liens;

(h)    other than in connection with actions permitted by Section 6.01(e) or Section 6.01(f), make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practice, (ii) loans to or on behalf of, or investments in, troubled suppliers under circumstances reasonably necessary to mitigate a potential or actual business interruption not in excess of $5,000,000 outstanding in the aggregate or (iii) non-ordinary course contributions or investments not in excess of $10,000,000 individually or, together with acquisitions pursuant to Section 6.01(f)(v), $25,000,000 in the aggregate;

(i)    create, incur, assume or otherwise become liable with respect to any indebtedness for borrowed money or guarantees thereof (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise) subject to Section 6.06(a)(ix), other than (i) indebtedness for borrowed money or guarantees thereof and letters of credit under the Company Financing Facilities incurred in the ordinary course of business, (ii) other indebtedness or guarantees thereof under other facilities or agreements made available to Parent prior to the execution of this Agreement in the ordinary course of business (as such facilities or agreements may be amended or modified from time to time in the ordinary course of business), (iii) indebtedness solely between the Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company in the ordinary course of business, (iv) indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; (v) indebtedness in respect of any sale/leaseback transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business; (vi) indebtedness in respect of securitizations of wholesale notes, retail accounts receivable, finance leases and operating leases in the ordinary course of business, (vii) indebtedness in respect of securitizations of equipment leases in the ordinary course of business, (viii) indebtedness constituting capital lease obligations in the ordinary course of business, (ix) guarantees to or on behalf of suppliers by the Company and its Subsidiaries in the ordinary course of business consistent with past practice, and (x) indebtedness incurred to renew, extend, refinance, replace or refund any indebtedness for borrowed money or agreements in respect of indebtedness for borrowed money listed in the preceding clauses (i) through (ix) in the ordinary course of business; provided, that in the case of clauses (v) through (x) any such indebtedness shall not in each case exceed an outstanding aggregate amount of $50,000,000;

(j)    amend or modify in any material respect, or terminate, cancel, renew or extend, any Significant Contract, or enter into any contract that would have constituted a Significant Contract had it been in effect as of the date hereof (including by amendment of any contract that is not a Significant Contract so that such contract becomes a contract that would have been a Significant Contract had it been in effect as of the date hereof), or waive, release, assign or fail to exercise or pursue any material right, claim or benefit of the Company or any of its Subsidiaries under any such contract; in each case, only to the extent that such amendment, modification, termination cancellation, renewal, extension, entry, waiver, release, assignment, or failure (i) is outside of the ordinary course of business or (ii) purports to bind or apply to Parent or any of its Affiliates after the Closing (other than the Company or its Subsidiaries) in any material respect;

(k)    except as required by Applicable Law or the terms of a Company Benefit Plan as in effect on the date hereof, (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, (ii) increase the compensation or benefits provided to any current or former Service Provider (other than (1) increases in base compensation to employees with base compensation of less than $275,000 in the ordinary course of business and consistent with past practice, (2) increases in base compensation of not more than 5% to employees with base compensation greater than or equal to $275,000 in the ordinary course of business and consistent with past practice and (3) the payment of annual bonuses and earned amounts under other variable pay plans that have been previously disclosed to Parent for completed periods based on actual performance in the ordinary course of business consistent with past practice), (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (iv) establish, adopt, enter into or materially amend any Company Benefit Plan or Collective Bargaining Agreement or (v) (x) hire any employees other than to fill vacancies arising due to terminations of employment or with base compensation of less than $275,000 or (y) terminate the employment of any employees with base compensation of $275,000 or more other than for cause;

(l)    change any accounting method, principle or practice, except (i) as required by changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants or (ii) as may be required by Applicable Law;

(m)    except with respect to Taxes and Merger Related Litigation (with respect to which Section 6.07 will govern), settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim or dispute involving or against the Company or any of its Subsidiaries, or (ii) any stockholder litigation, demand or dispute against the Company, any of its Subsidiaries or any of their respective officers or directors or that relates to the transactions contemplated hereby; other than, in the case of clause (i), settlements (a) pursuant to which the amounts paid or payable by the Company or any of its Subsidiaries do not exceed $30,000,000 in the aggregate (for all settlements between the date hereof and the Closing) or $10,000,000 individually (which amounts shall not include amounts paid or payable by the Company or its Subsidiaries that are paid or reimbursed under its or their insurance policies) and (b) that do not create liabilities that would impose any restrictions on the business of the Company or any of its Subsidiaries;

(n)    sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action necessary to maintain, or fail to, in accordance with the Company’s reasonable business judgment enforce or protect any material Owned Intellectual Property, in each case, other than in the ordinary course of business;

(o)    fail to maintain existing material insurance policies or comparable replacement policies;

(p)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, division, restructuring, recapitalization or other reorganization of or relating to the Company or any of its wholly owned Subsidiaries; or

(q)    agree, resolve or commit to take any action prohibited by the foregoing.

Notwithstanding anything to the contrary in this Agreement, nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

Section 6.02. Company Stockholder Meeting; Company Proxy Statement. (a) The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called, noticed and held as soon as reasonably practicable for the purpose of obtaining the Company Stockholder Approval, and shall comply with all legal requirements applicable to such meeting. In connection with the Company Stockholder Meeting, the Company shall (i)

prepare and file with the SEC the Company Proxy Statement as soon as reasonably practicable after the date hereof, (ii) cause the information relating to the Company and its Subsidiaries contained in the Company Proxy Statement and any amendments or supplements thereto, when filed, to comply with all legal requirements applicable thereto, (iii) use its reasonable best efforts to have the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting cleared by the SEC as promptly as practicable and (iv) mail the Company Proxy Statement and all other proxy materials for the Company Stockholder Meeting to its stockholders entitled thereto as promptly as practicable after clearance by the SEC. Parent shall use its reasonable best efforts to cooperate with the Company in connection therewith, including by cooperating with the Company in connection with the production of information relating to Parent and Merger Subsidiary and causing the information relating to Parent and Merger Subsidiary contained in the Company Proxy Statement and any amendments or supplements thereto, when filed, to comply with all legal requirements applicable thereto. Notwithstanding anything in this Agreement to the contrary, the Company Proxy Statement shall include all of the information required for the Company’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”) and the Company Stockholders Meeting shall be combined with and take place at the Annual Meeting.

(b)    Subject to Section 6.03, the Company Board shall (i) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval, including soliciting proxies therefor, (iii) not effect an Adverse Recommendation Change and (iv) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, unless and until this Agreement is terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting notwithstanding any Adverse Recommendation Change, other than an Adverse Recommendation Change in respect of a Superior Proposal as to which the Company terminates this Agreement pursuant to Section 10.01(d)(ii) or the making of any Acquisition Proposal (whether or not publicly made).

(c)    The Company shall not, without the prior written consent of Parent (not to be unreasonably conditioned, withheld or delayed), (i) adjourn, postpone, recess or otherwise delay the Company Stockholder Meeting or (ii) after the Company has established a record date for the Company Stockholder Meeting, change such record date or establish a different record date for the Company Stockholder Meeting unless required to do so by Applicable Law or the Company’s Organizational Documents; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting (and to the extent required, change the record date in connection therewith), after consultation with Parent, if the Company believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to obtain the Company Stockholder Approval at the Company Stockholder Meeting (including any adjournment or postponement thereof) or (y) distribute any supplement or amendment to the Company Proxy Statement that the Company Board has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by the Company’s stockholders prior to the Company Stockholder Meeting (including any adjournment or postponement thereof).

Section 6.03. No Solicitation. (a) General Prohibitions. The Company and its Subsidiaries shall not, and the Company and its Subsidiaries shall instruct its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the non-public business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

(b)    Exceptions. Notwithstanding Section 6.03(a), at any time prior to the adoption of this Agreement by the Company’s stockholders:

(i)    the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Superior Proposal or an Acquisition Proposal that the Company Board reasonably believes could result in a Superior Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement and with terms that, taken as a whole, are not materially less restrictive to such Third Party than the terms in the Confidentiality Agreement are on Parent; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, as promptly as practicable but in any event within twenty-four hours after such information or data is provided or made available to such Third Party) and (C) take any action that any court of competent jurisdiction orders the Company to take; and

(ii)    Subject to compliance with Section 6.03(d), the Company Board may make an Adverse Recommendation Change (A) following receipt of a Superior Proposal that did not result from a material breach of this Section 6.03 or (B) in response to material events, changes, occurrences, effects or developments arising after the date hereof that were not known by the Company Board as of the date of this Agreement (other than the existence of any Acquisition Proposal) (any such material event, change, occurrence, effect or development, an “Intervening Event”);

in each case referred to in the foregoing clauses (i) and (ii) only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties under Delaware Law.

In addition, nothing contained herein shall prevent the Company Board from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c)    Required Notices. The Company Board shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a prompt basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry from a Third Party that the Company believes may be considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that the Company believes may be considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a prompt basis, of the status and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal (as well as written summaries of any material oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d)    “Last Look”. Further, the Company Board shall not make an Adverse Recommendation Change unless (i) the Company promptly notifies Parent, in writing at least five Business Days before taking that action, of its intention to do so, attaching (A) in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Superior Proposal, or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, a reasonably detailed description of the reasons for making such Adverse Recommendation Change, and (ii) Parent does not make, within five Business Days after its receipt of that written notification, a binding offer that (A) in the case of any Adverse Recommendation Change to be made following receipt of a Superior Proposal, is determined by the Company Board to be at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new period under this Section 6.03(d), provided that such period for any amendments shall be three Business Days instead of five Business Days) or (B) in the case of an Adverse Recommendation Change to be made pursuant to an Intervening Event, obviates, in the reasonable judgment of the Company Board, the need for such Adverse Recommendation Change.

Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or a majority of the consolidated assets of the Company and its Subsidiaries on terms that the Company Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, is more favorable to the Company’s stockholders, as such, than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)), which the Company Board determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company Board.

(e)    Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and instruct its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information). The Company shall use its reasonable best efforts to secure all such certifications as promptly as practicable. If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall take all actions that may be reasonably necessary to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

Section 6.04. Tax Matters. (a) Except (x) as otherwise contemplated by this Agreement, (y) set forth in Section 6.04 of the Company Disclosure Schedule or (z) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender or settle any material Tax claim, audit or assessment, or surrender or settle any right to claim a material Tax refund, offset or other reduction in Tax liability.

(b)    Prior to the Closing Date, the Company shall cooperate with Parent in determining (i) transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) that are expected to be incurred or which may be imposed in connection with the Merger (including any real property transfer tax and any similar Tax), and (ii) Tax returns and other documentation that need to be filed, tendered or executed with respect to all such Taxes and fees. The Company and each of its Subsidiaries shall cooperate with Parent to ensure that items identified in connection with clause (ii) hereof are duly and timely prepared, executed and, as relevant, tendered or filed.

Section 6.05. Access. From the date hereof until the Effective Time, upon reasonable prior written notice and during normal business hours, the Company shall give, and shall cause each of its Subsidiaries to give, Parent, its counsel, financial advisors, auditors, consultants and other authorized representatives reasonable access to the offices, properties, books and records of the Company and the Subsidiaries and to the books and records of the Company and the Subsidiaries, provided, however, that the Company may restrict the foregoing access and the disclosure of information pursuant to this Section 6.05 to the extent that (i) in the reasonable good faith judgment of the Company, any Applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of the Company, the information is subject to confidentiality obligations to a third party, (iii) disclosure of any such information or document would reasonably be expected to result in the loss of attorney-client privilege or (iv) in the reasonable good faith judgment of the Company, disclosure of any such information or document would reasonably be expected to compromise the Company’s competitive position or make available sensitive commercial information to a competitor of the Company. Any investigation pursuant to this Section 6.05 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and shall not include any invasive environmental testing or sampling. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Company and the Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Company’s good faith opinion is sensitive or the disclosure of which could, by virtue of its disclosure alone, subject the Company or any Subsidiary to risk of liability.

Section 6.06. Financing Covenant.

(a)    Prior to the Closing Date, subject in all respects to Section 6.06(b), the Company shall use its commercially reasonable efforts to provide all customary cooperation that is reasonably requested by Parent in writing in connection with any debt financing obtained by Parent or any repayment or refinancing of the Company’s existing debt for the purpose of consummating financing of the transactions contemplated by this Agreement (the “Financing”). Such commercially reasonable efforts shall include, to the extent reasonably requested in writing by Parent, at reasonable times and upon reasonable prior notice (it being understood that contact or participation by remote means shall constitute “direct contact”), (i) providing direct contact between prospective lenders and the officers and directors of the Company and its Subsidiaries, (ii) providing assistance in Parent’s preparation of confidential information memoranda, preliminary offering memoranda, financial information and other materials customarily used in connection with obtaining debt financing of the same type as the Financing, (iii) cooperation with the marketing efforts of Parent and its financing sources for such Financing, including participation in customary management presentation sessions, “road shows” and sessions with rating agencies, (iv) providing assistance in obtaining any consents of third parties necessary in connection with such Financing, (v) cooperation with respect to matters relating to pledges of collateral to take effect at the Effective Time in connection with such Financing, (vi) assisting Parent in securing the cooperation of the independent accountants of the Company and its Subsidiaries, including with respect to the delivery of accountants’ comfort letters to the extent historical financial statements of the Company would be required to be included by the Parent in a relevant registration statement of Parent under the rules and regulations of the SEC, or would be customarily included by Parent in a relevant offering memorandum of Parent, in each case in connection with any Financing, (vii) providing the financial information necessary for the satisfaction of the obligations and conditions set forth in the commitment letter relating to such Financing within the time periods required thereby and (viii) without limiting the generality of the foregoing, the Company shall take reasonable best efforts to seek any amendment, waiver or consent ,pay down any principal amounts, redeem or repay (including securing release of all Liens, guarantees and other credit support agreements securing or relating to) any indebtedness of the Company or its Subsidiaries, including the Company Financing Facilities, with each of the actions listed in this clause (viii) to be contingent upon the occurrence of the Effective Time; it being understood that Parent shall take into consideration the available funds of the Company and its Subsidiaries in connection with any such pay down, redemption or repayment.

(b)    Notwithstanding anything to the contrary in this Section 6.06, (i) the cooperation or other actions contemplated in this Section 6.06 do not and shall not require such cooperation from the Company or the Company to take any such action to the extent it would (A) unreasonably disrupt or interfere with the conduct of the Company’s or its Subsidiaries’ business, (B) require the Company or any of its Subsidiaries to incur any fees, expenses or other liability prior to the Effective Time for which it is not entitled to be reimbursed or indemnified pursuant to the terms of this Agreement (other than customary authorization letters required in connection with the Financing), (C) subject any director, officer or employee of the Company or any of its Subsidiaries to personal liability, (D) require the Company to breach, waive or amend any terms of this Agreement, (E) require the Company to provide any information that is prohibited or restricted by Applicable Law or is attorney-client privilege or protection (including attorney-client privilege, attorney work product protections and confidentiality protections) or (F) require cooperation to the extent that it would reasonably be expected to conflict with or violate any Applicable Law or result in a breach of, or a default under, any Contract (including a breach of any confidentiality obligation), (G) require the directors of the Company or any Subsidiary to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with the cooperation or actions contemplated by this Section 6.06 that are not contingent upon the Closing; provided that the directors of the Company and its Subsidiaries shall not be required to authorize or adopt any resolutions relating to debt financing to be obtained by Parent or its Subsidiaries or in connection with the transactions contemplated by this Agreement, (H) require the Company, any of its Subsidiaries or any of its or their respective Representatives to make any representation to Parent or any of its Affiliates in connection with the cooperation or actions contemplated by this Section 6.06, or any other Person with respect to any cooperation or action under this Section 6.06 (other than customary authorization letters required in connection with the Financing), (I) require the Company to furnish any financial statements, audit reports or financial information other than to the extent such statements, reports or information are readily available to the Company, any of its Subsidiaries or any of their respective Representatives, (J) require the Company, any of its Subsidiaries, or any of its or their respective Affiliates or Representatives to be the issuer of any securities or issue any offering document (for the avoidance of doubt, redemptions contingent upon the Closing shall not be an “offering document”) or (K) to furnish any legal opinions (provided that this clause (K) shall not limit the Company’s obligation to cooperate pursuant to this Section 6.06 to seek any legal opinion) and (ii) the Company and its Subsidiaries shall not be required to execute or perform any agreement, document or instrument, including any definitive financing agreement or provide any indemnity, with respect to the cooperation or actions contemplated by this Section 6.06 that are not contingent on the Closing; provided that the Company and its Subsidiaries shall not be required to execute or perform any agreement, document or instruments relating to debt financing to be obtained by Parent or its Subsidiaries or in connection with the transactions contemplated by this Agreement.

(c)    Parent shall (i) promptly upon the written request of the Company, reimburse (or cause to be reimbursed) the Company and its Subsidiaries for all reasonable and documented out-of-pocket fees and expenses (including auditor’s and attorneys’ fees and expenses) of the Company and its Subsidiaries and all reasonable and documented out-of-pocket fees and expenses of their Representatives incurred in connection with the requested cooperation set forth in this Section 6.06, and (ii) indemnify (or cause to be indemnified), defend and hold harmless the Company, its Subsidiaries, its Affiliates and their respective Representatives against any claim, loss, damage, injury, liability, judgment, award, penalty, fine, cost (including cost of investigation), expense (including out-of-pocket fees and expenses of counsel) or settlement payment, of any kind, incurred, imposed on, sustained, suffered by or asserted against, any of them, directly or indirectly relating to, arising out of or resulting from the Financing, the performance by the Company, its Subsidiaries, its controlled Affiliates and its and their respective Representatives of any obligations set forth in this Section 6.06 and any information utilized in connection therewith and such Representatives shall be third-party beneficiaries of this Section 6.06. Parent acknowledges and agrees that, the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to, any person under any arrangement with respect to the Financing that Parent may request in connection with the transactions contemplated by this Agreement.

(d)    Notwithstanding anything to the contrary in this Agreement, the Merger is not conditioned on the occurrence or success, or the making or obtaining, as applicable, of any Financing. Notwithstanding anything to the contrary in this Agreement, except in the case of a Willful Breach, a breach by the Company or any of its Subsidiaries of their obligations under this Section 6.06 shall not constitute a breach of this Agreement, a breach for purposes of Article 10 or a breach of the conditions precedent set forth in Article 9.

Section 6.07. Stockholder Litigation. The Company shall give Parent a reasonable opportunity to participate in the defense or settlement of any stockholder litigation (including derivative claims) against the Company, any of its Subsidiaries or any of their respective directors or executive officers relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement (“Merger-Related Litigation”). The Company agrees that it shall not settle or offer to settle any Merger-Related Litigation without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.08. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.09. Confidentiality. Parent and the Company acknowledge and agree that the Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Voting of Shares. Until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 10, Parent shall not, and shall not permit any of its Subsidiaries to, sell, transfer or otherwise dispose of any of the shares of Company Stock beneficially owned by it or any of its Subsidiaries as of the date of this Agreement (other than transfers between Parent and its Subsidiaries or between any Subsidiaries of Parent), and Parent shall vote, and shall cause its Subsidiaries to vote, all such shares of Company Stock in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)    For six years after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent each of them is permitted by Delaware Law or any other Applicable Law or provided under the Company’s Organizational Documents; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)    For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)    Prior to the Effective Time, the Company shall obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim in respect of acts or omissions occurring prior to the Effective Time that are, with respect to coverage and amount, no less favorable than those of the Company’s existing D&O Insurance. If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall provide, for a period of six years after the Effective Time, D&O Insurance in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person currently covered by the Company’s existing D&O Insurance on terms with respect to coverage and amount no less favorable than those of the Company’s existing D&O Insurance; provided that, in satisfying its obligation under this Section 7.03(c), the Surviving Corporation shall not be obligated to pay in the aggregate in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.03(c) of the

Company Disclosure Schedule; provided, further, that if the aggregate premiums of such D&O Insurance exceeds such amount, the Surviving Corporation shall be obligated to obtain D&O Insurance with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)    If Parent, the Surviving Corporation or any of its successors or permitted assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and permitted assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e)    The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement (including indemnification agreements) of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

(f)    The parties hereto hereby acknowledge and agree that the Indemnified Persons may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of their Affiliates (collectively, the “Other Indemnitors”) in addition to and separate from the rights set forth in this Section 7.03. The parties hereto agree that any and all obligations of the Other Indemnitors to provide indemnification, advancement of expenses and/or insurance to an Indemnified Person, whether provided by law, contract or otherwise, shall be secondary to the obligations of the Company and Surviving Corporation to provide indemnification for claims as contemplated by this Section 7.03. The parties hereto hereby agree (i) that the Company or Surviving Corporation, as applicable, is the indemnitor of first resort (i.e., its obligations to any Indemnified Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification or insurance for the same expenses or claims incurred by an Indemnified Person are secondary), (ii) that the Company or Surviving Corporation, as applicable, shall be required to advance the full amount of expenses incurred by the Indemnified Person and shall be liable for the full amount of all claims to the extent permitted and as required by the terms of this Agreement, without regard to any rights the Indemnified Person may have against the Other Indemnitors, whether by law, contract or otherwise and, (iii) that the Company and Surviving Corporation each irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The parties hereto further agree that no advancement or payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which such Indemnified Person has a right to or has sought indemnification from the Company and/or Surviving Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company and/or Surviving Corporation as applicable.

Section 7.04. Employee Matters.

(a)    For the twelve (12) month period immediately following the Closing, Parent shall, or shall cause its Affiliates to, provide to each Company Employee (i) a base salary or base rate of pay and a target cash compensation opportunity (including but not limited to annual bonus, commission and profit-sharing plan opportunities) that are no less favorable than his or her base salary or base rate of pay and target cash compensation opportunity (including but not limited to annual bonus, commission, and profit-sharing plan opportunities) immediately prior to the Closing and (ii) employee benefits (other than long-term incentive compensation) that are no less favorable in the aggregate than the employee benefits (other than long-term incentive compensation) provided to such Company Employee immediately prior to the Closing. Parent shall, or shall cause its Affiliates to, honor and maintain the Severance Plans (as defined and set forth on Section 7.04(a) of the Company Disclosure Schedule) as in effect immediately prior to the Closing in accordance with their terms.

(b)    Parent shall, or shall cause its Affiliates to, give Company Employees full credit for such Company Employees’ service with the Company and its Subsidiaries for purposes of eligibility, vesting, and determination of the level of benefits (other than benefit accrual under any defined benefit pension plan or retiree health and welfare plan) to the same extent recognized by the Company immediately prior to the Closing, under any benefit plans made available to employees of Parent or any of its Affiliates in which a Company Employee participates; provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(c)    Parent shall, or shall cause its Affiliates to, (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any of its Affiliates that provides health benefits in which Company Employees may be eligible to participate following the Closing, to the extent waived or satisfied with respect to such employees as of the Closing under the analogous Company Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent or any of its Affiliates in which they are eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing, in each case to the extent such Company Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing.

(d)    Nothing contained herein, express or implied, (i) shall be construed to establish, amend, terminate or modify or an undertaking to establish, amend, terminate or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Company or its Subsidiaries (or, following the Effective Time, Parent or any of its Affiliates) to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Article 7, express or implied, shall not create any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement in any Company Employee or any other Person to any continued employment or other service with the Company, Parent or any of their respective Affiliates, successors, or assigns.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under this Agreement and Applicable Laws to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings, defending through litigation on the merits any civil, criminal or administrative action, suit, claim, hearing, arbitration, investigation or other proceeding seeking to prevent, materially delay or materially impair the consummation of the transactions, and obtaining as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the transactions contemplated by this Agreement.

(b)    In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report

Form pursuant to the HSR Act and such other initial filings (including any pre-notification draft) as may be required in connection with the Required Governmental Approvals as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such other Competition Laws, and shall use their reasonable best efforts to take all other actions necessary to cause the condition set forth in Section 9.01(c) to be satisfied as soon as practicable.

(c)    In furtherance and not in limitation of the foregoing, promptly after the date of this Agreement, and in any event no later than ten (10) Business Days after the date of this Agreement, Parent and the Company shall jointly inform CFIUS, orally or in writing, that the parties do not intend to file a CFIUS notice in connection with the transactions contemplated by this Agreement. Parent and the Company shall consult with the other and agree on any communications to be made to CFIUS, including with respect to the parties’ determination that the filing of a CFIUS notice is not required with respect to the transactions contemplated by this Agreement. In the event CFIUS requests, at any time prior to Closing, on its own initiative that the parties submit a joint voluntary notice (a “CFIUS Filing Request”), the parties shall as promptly as reasonably practicable submit to CFIUS a draft of a joint voluntary notice of the transactions contemplated by this Agreement. Following such draft submission, each of the parties shall use its reasonable best efforts to promptly provide any supplemental information and other related information pursuant to Section 721 requested by CFIUS, and submit a final CFIUS notice and other related information pursuant to Section 721 as promptly as reasonably practicable, and in any event no later than ten (10) Business Days, after receipt of confirmation that CFIUS has no further comments to the draft CFIUS notice (such draft CFIUS notice and final CFIUS notice, collectively, the “CFIUS Notice”). Each of the parties shall cooperate with each other in connection with the CFIUS Notice and shall promptly, and, in all events, consistent with any deadline imposed under Section 721 or other Applicable Law, (i) comply with any request from CFIUS for any certification, additional information, documents or other materials in respect of the CFIUS Notice, including requests that wholly or partially solicit information about ND Holdings, LLC (“Navistar Defense”) and (ii) ensure that any information furnished in respect of this paragraph of Section 8.01(c) is true, complete and correct in all material respects.

(d)    In furtherance and not in limitation of the foregoing, the Company shall cooperate with Parent and Navistar Defense to ensure that Navistar Defense promptly submits the appropriate filings with or notices to DCSA with respect to the transactions contemplated by this Agreement, including, but not limited to a pro forma draft SF-328 reflecting the impending change of ownership and control of the Company, and to comply with requirements of DCSA, including pursuant to the National Industrial Security Program Operating Manual, applicable to it, and shall use its reasonable best efforts to provide any information about the Company or in the Company’s possession or control requested by DCSA in connection with DCSA’s review of the Merger and the foreign ownership, control or influence following the completion of the Merger, in order to obtain the DCSA Approval. To the extent not prohibited by DCSA, the Company shall (x) keep Parent fully informed of material contacts, filings and discussions, including negotiations, with DCSA relating to the foregoing, solely to the extent the Company has Knowledge of such contacts, filings and discussions and (y) shall invite representatives of Parent to participate in conversations or negotiations with DCSA about any DCSA suggested amendment to the current form of foreign ownership, control or influence mitigation (“FOCI Mitigation”) applicable to Navistar Defense, to the extent the Company is invited to participate in such conversations and negotiations and to the extent permitted by DCSA. In the event DCSA requires Navistar Defense to revise or replace its existing board resolution, the Company shall use its reasonable best efforts, exercising its rights provided under the Navistar Defense LLC Agreement, to ensure that any new FOCI Mitigation agreement imposes on the Company and Parent the fewest restrictions on governance rights and information access consistent with the requirements of DCSA, Applicable Law and regulations.

(e)    Subject to Applicable Laws, in particular relating to the exchange of information, each of Parent and the Company shall keep the other reasonably apprised of the status of governmental and third-party approval matters relating to the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Parent and the Company shall each, upon request by the other, furnish the other (and its counsel) with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, application or other communication (whether written or oral) made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement and shall have the right to review in advance and, each will consult with the other (and its counsel) on and consider in good faith the views of the other (and its counsel) in connection with, all the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, written materials submitted to, or any material proposed oral communication with any third party and/or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Neither the Company nor Parent shall permit any of its controlled Affiliates or officers or any other representatives or agents to participate in any meeting with any third party with respect to any material consent, approval or waiver in connection with the transactions contemplated by this Agreement or any Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement, in each case, unless it consults with the other party in advance and, to the extent permitted by Applicable Laws and such third party or Governmental Authority, as applicable, gives the other party the opportunity to attend and participate thereat.

(f)    Notwithstanding anything to the contrary contained in this Agreement but subject to the obligations set forth in this Section 8.01, Parent shall, in consultation with the Company (and its counsel), be entitled to control and direct the defense of the transactions contemplated hereby before any Governmental Authority, including the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities regarding the transactions contemplated hereby. Further, Parent shall, subject to the obligations set forth in this Section 8.01, in consultation with the Company (and its counsel) and on behalf of the parties hereto, control and lead all communications and strategy relating to the Competition Laws, after consulting and cooperating with and considering in good faith the views of the Company (and its counsel) with respect thereto. The Company shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of Parent (not to be unreasonably withheld, conditioned or delayed), and Parent shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without consulting with and considering in good faith the views of the Company with respect thereto; provided that Parent shall not in any event consent to any such extension or delay that would reasonably be likely to result in any consent, registration, approval, permit or authorization from such Governmental Authority not being obtained prior to the End Date.

Section 8.02. SEC Matters. (a) Each of the Company and Parent and their respective counsel shall be given a reasonable opportunity to review and comment on the Company Proxy Statement and the Schedule 13E-3 each time before any such document is filed with the SEC, and shall give reasonable and good faith consideration to any comments made by the other party. Each of the Company and Parent shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Company Proxy Statement or the Schedule 13E-3, as the case may be, and advise one another of any oral comments received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to ensure that the Company Proxy Statement and the Schedule 13E-3 comply in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, as the case may be.

(b)    Parent and the Company shall jointly (i) prepare and file the Schedule 13E-3 with the SEC concurrently with the Company Proxy Statement, (ii) cause the Schedule 13E-3 and any amendments or supplements thereto, when filed, to comply with all legal requirements applicable thereto, (iii) use their respective reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable and (iv) mail the Schedule 13E-3 to the stockholders of the Company as promptly as practicable after clearance by the SEC.

(c)    If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Company Proxy Statement or the Schedule 13E-3 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

Section 8.03. Public Announcements. The initial announcement regarding this Agreement shall be press releases by each party as pre-agreed between the parties and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Authority with respect thereto, except for any announcements, press releases or filings as may be required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)    any notice or other material communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement;

(b)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)    any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d)    any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a) or Section 9.03(a) not to be satisfied; and

(e)    any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the conditions set forth in Section 9.02(a) or Section 9.03(a) not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06. Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)    the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)    no court or other Governmental Authority of competent jurisdiction in Delaware or a jurisdiction in which either party or its Subsidiaries have operations that are material to such party and its Subsidiaries, taken as a whole, shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement (collectively, an “Order”); and

(c)    any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated, and any required filings, consents, approvals, authorizations, clearances or other actions under the Required Governmental Approvals set forth on Schedule I shall have been made, obtained or taken, and any applicable approvals and waiting periods thereunder shall have been received and remain in effect (in the case of approvals) or expired or been terminated.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)    (i) the Company shall have performed and complied in all material respects with all obligations, agreements and covenants required to be performed by it under this Agreement on or prior to the Effective Time; (ii) (A) the representations and warranties of the Company contained in Section 4.01 (Organization, Good Standing and Qualification), Section 4.03 (Authority, Approval), Section 4.04(b)(i) (No Conflict), Section 4.12 (No Shareholders Rights Plan; Takeover Statutes), Section 4.20 (Opinion of Financial Advisor) and Section 4.21 (Finders’ Fees) hereof, shall be true and correct in all material respects, and Section 4.02(a) (Capital Structure), which shall be true and correct except for such inaccuracies as are de minimis, (in each case without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein) as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) the other representations and warranties of the Company set forth in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); unless, in the case of this clause (B) only, the failure of such representations and warranties of the Company to be so true and correct has not had, and is not reasonably likely to have, a Material Adverse Effect; and (iii) Parent shall have received at the Effective Time a certificate signed on behalf of the Company by an authorized officer of the Company to the foregoing effect;

(b)    if a CFIUS Filing Request is received prior to the Closing, the CFIUS Approval shall have been obtained, and the CFIUS Approval shall be in full force and effect; and

(c)    since the date hereof, there shall not have occurred and be continuing any change, development, discovery, event, fact, circumstance or other matter that has had or would reasonably be likely to have a Material Adverse Effect.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)    (i) each of Parent and Merger Subsidiary shall have performed and complied in all material respects with all covenants required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of Parent (without giving effect to any “materiality” qualifiers or qualifiers of similar import set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date); and (iii) the Company shall have received at the Effective Time a certificate signed by an authorized officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)    by mutual written agreement of the Company and Parent;

(b)    by either the Company or Parent, if:

(i)     the Merger has not been consummated on or before September 30, 2021 (the “End Date”); provided, however, that (i) if the conditions to Closing set forth in Section 9.01(c) and/or Section 9.02(b) have not been satisfied or waived on or prior to the End Date but all other conditions to Closing set forth in Article 9 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing) or (ii) if a CFIUS Filing Request is received prior to the Closing, then in the case of clause (i) or (ii) hereof, the End Date shall be automatically extended without further action of either party until December 31, 2021, such date, as extended, pursuant to clause (i) and/or clause (ii) hereof shall be the “End Date”; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in or caused the failure of the Merger to be consummated by such time; or

(ii)    there shall be any Order that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger, and in either case, any such Order and injunction shall have become final and nonappealable; or

(iii)    at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained;

(c)    by Parent, if:

(i)    at any time prior to, but not after, the Company Stockholder Approval is obtained, an Adverse Recommendation Change shall have occurred, or at any time after receipt or public announcement of an Acquisition Proposal, the Company Board shall have failed to publicly reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten (10) Business Days) after receipt of any written request to do so from Parent; provided that such reaffirmation by the Company Board shall only be required once with respect to each Acquisition Proposal (including any amendment thereof); or

(ii)    a breach of any representation or warranty or failure to perform any obligation, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company and (ii) the End Date;

(d)    by the Company, if:

(i)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent and (ii) the End Date; or

(ii)    at any time prior to, but not after, the Company Stockholder Approval is obtained, the Company Board has made an Adverse Recommendation Change in order to accept a Superior Proposal and the Company concurrently enters into a binding written definitive acquisition agreement providing for the consummation of a transaction for a Superior Proposal; provided that (A) the Company and the Company Board shall have complied with Section 6.03 with respect to such Superior Proposal and (B) the Company shall have paid the Termination Fee immediately before or simultaneously with, and as a condition to, such termination.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto except as provided in Section 11.04 and Section 11.13; provided that, if a party committed a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such Willful Breach. The provisions of this Section 10.02 and Sections 8.05, 11.04, 11.07, 11.08, 11.09 and 11.13 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed given to a party when (a) served by personal delivery upon the party for whom it is intended, (b) delivered by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested, or (d) sent by facsimile or email; provided that the transmission of the facsimile or email is promptly confirmed by dispatch pursuant to one of the other methods described herein, in each case, to the following addresses, facsimile numbers or email addresses and marked to the attention of the Person (by name or title) designated below, or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided below:

if to Parent or Merger Subsidiary, to:

TRATON SE

Dachauer Str. 641

80995 Munich

Attention:	Dr. Klaus Schartel
Do Young Kim
E-mail:	klaus.schartel@traton.com /
E-mail:	do.young.kim@traton.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: George R. Bason, Jr. and Michael Davis

Telephone: (212) 450-4000

Facsimile: (212) 701-5800

E-mail: george.bason@davispolk.com /

michael.davis@davispolk.com

if to the Company, to:

Navistar International Corporation

2701 Navistar Drive

Lisle, IL 60532

Attention: Curt Kramer

Telephone: (331) 332-3186

E-mail: curt.kramer@navistar.com

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

Attention: Frank Aquila

                 Scott B. Crofton

Telephone: (212) 558-4000

Facsimile No.: (212) 291-9004

                         (212) 291-9386

E-mail: aquilaf@sullcrom.com

             croftons@sullcrom.com

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally, three (3) business days after deposit in the mail if sent by registered or certified mail, upon confirmation of receipt if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be confirmed within one business day by dispatch pursuant to one of the other methods described herein) or on the next business day after deposit with an overnight courier.

Section 11.02. Survival of Representations and Warranties. The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Section 7.03.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)    Termination Fee.

(i)    If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii) (but only if the failure to satisfy the condition specified therein results from an intentional breach by the Company of any of its representations, warranties, covenants or agreements contained herein), then the Company shall pay to Parent in immediately available funds $125,000,000 (the “Termination Fee”), in the case of a termination by Parent, within three (3) Business Days after such termination or in the case of a termination by the Company, concurrently with such termination.

(ii)    If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), and (B) after the date of this Agreement and prior to such termination, a bona fide Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Company Board or its stockholders and not withdrawn (1) at least five (5) Business Days prior to the date of termination, with respect to any termination and abandonment pursuant to Section 10.01(b)(i) or (2) any time prior to the date of the Company Stockholders Meeting (including any postponement, recess or adjournment thereof taken in accordance with this Agreement, with respect to termination and abandonment pursuant to Section 10.01(b)(iii), and (C) within 12 months following the date of such termination, the Company shall have consummated a transaction for an Acquisition Proposal (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(iii)    If this Agreement is terminated by the Company pursuant to Section 10.01(d)(ii) the Company shall pay to Parent in immediately available funds, concurrently with such termination, the Termination Fee.

(c)    Reimbursement. Upon termination of this Agreement pursuant to Section 10.01(b)(iii), the Company shall reimburse Parent and Affiliates (by wire transfer of immediately available funds), no later than three (3) Business Days after such termination, for 100% of their documented out-of-pocket fees and expenses (including reasonable fees and expenses of their counsel) up to $25,000,000 actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby including the arrangement of, obtaining the commitment to provide or obtaining any financing for such transactions (such fee, the “Expense Reimbursement”).

(d)    Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e)    The parties acknowledge and agree that (i) in no event shall the Company be required to pay the Termination Fee or Expense Reimbursement on more than one occasion, (ii) in the case that a Termination Fee becomes payable pursuant to Section 11.04(b) and a Reimbursement Fee has been paid by or caused to be paid by the Company pursuant to Section 11.04(c), the amount of such Reimbursement Fee actually paid by the Company shall be deducted from the total amount of such Termination Fee payable by the Company pursuant to Section 11.04(b) such that, in no event shall the Company be required to pay or cause to be paid any amount in excess of the Termination Fee, and (iii) notwithstanding anything to the contrary set forth in this Agreement, except in the case of a Willful Breach by the Company, in the event that the Termination Fee becomes payable by, and is paid or caused to be paid by, the Company, such fee shall be Parent’s and Merger Subsidiary’s sole and exclusive remedy for monetary damages or other relief (including specific performance) pursuant to this Agreement.

(f)    In the event that a Termination Fee or Expense Reimbursement is paid pursuant to this Section 11.04, Parent shall have the right, exercisable by written notice to the Company within fifteen (15) Business Days after the receipt of payment of such Termination Fee, to refund such Termination Fee to the Company, and in that event that the Company actually receives a full refund of the entire Termination Fee within two Business Days after the delivery of such notice, Parent shall be entitled to all post-termination remedies available as contemplated by Section 10.02. If, after receiving the Termination Fee, Parent fails to exercise its right to refund the Termination Fee in accordance with the time periods provided for in this Section 11.04(f), Parent shall be deemed to have irrevocably waived such right.

Section 11.05. Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (x) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (y) any other representations and warranties of such party that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b)    The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors”, “Cautionary Statement” or containing a description or explanation of

“Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)    No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. Notwithstanding anything to the contrary in the Stockholders Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO

TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement (other than the Confidentiality Agreement) or other communication).

Section 11.11. Entire Agreement. This Agreement, the Section 203 Agreement and the Stockholder Agreement (including any past waivers with respect thereto) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. No Third-Party Beneficiaries. Except in the case of (a) the Representatives of the Company and its Affiliates pursuant to the provisions of Section 6.06 and (b) from and after the Effective Time, the Indemnified Persons pursuant to the provisions of Section 7.03, the parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person, other than the parties (and those Persons referred to in clauses (a) and (b) of this Section 11.13, but only to the extent expressly provided for therein) and their respective successors and permitted assigns, any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement; except that, and notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 11.13 or otherwise in this Agreement, the Company shall have the right to recover through a proceeding brought by the Company for itself and on behalf of its stockholders, damages (which shall be determined by reference to the total amount that would have been recoverable by the Company’s stockholders if all such stockholders brought an action against Parent and were recognized as third-party beneficiaries hereunder) from Parent in the event of a Willful Breach of this Agreement by Parent or Merger Subsidiary, which right is hereby acknowledged and agreed by Parent and Merger Subsidiary.

Section 11.14. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

NAVISTAR INTERNATIONAL CORPORATION

By:	/s/ Troy A. Clarke
Name:	Troy A. Clarke
Title:	Executive Chairman

By:	/s/ Persio V. Lisboa
Name:	Persio V. Lisboa
Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

TRATON SE

By:	/s/ Matthias Gründler
Name:	Matthias Gründler
Title:	Chief Executive Officer

By:	/s/ Christian Schulz
Name:	Christian Schulz
Title:	Chief Financial Officer

DUSK INC.

By:	/s/ Do Young Kim
Name:	Do Young Kim
Title:	Chairman

By:	/s/ Franz Haslinger
Name:	Franz Haslinger
Title:	Secretary/Treasurer

[Signature Page to Merger Agreement]

Exhibit A to Merger Agreement

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NAVISTAR INTERNATIONAL CORPORATION

FIRST: The name of the corporation is Navistar International Corporation (the “Corporation”).

SECOND: The address of its registered office in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 10, consisting of:

(1) 1 share of a class designated preference stock, with a par value of $1.00 (the “Preference Stock”), and

(2) 9 shares of common stock, with a par value of $0.10 per share (the “Common Stock”),

amounting in the aggregate to $1.90.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of Delaware Law.

EIGHTH: (1) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation (which term shall include any predecessor corporation of this Corporation) or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (“indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided however, that, except as provided in paragraph 2 of this ARTICLE EIGHTH with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided however, that, if the Delaware Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this ARTICLE EIGHTH or otherwise.

(2) If a claim under paragraph 1 of this ARTICLE EIGHTH is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit or in a suit brought by the Corporation to recover payments by the Corporation of expenses incurred by an indemnitee in defending in his or her capacity as a director or officer, a proceeding in advance of its final disposition, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such claim. In any action brought by the indemnitee to enforce a right to indemnification hereunder (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to the Corporation) or by the Corporation to recover payments by the Corporation of expenses incurred by an indemnitee in defending, in his or her capacity as a director or officer, a proceeding in advance of its final disposition, the burden of proving that the indemnitee is not entitled to be indemnified under this ARTICLE EIGHTH or otherwise shall be on the Corporation. Neither the failure of the Corporation (including the Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware Law, nor an actual determination by the Corporation (including the Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall be a presumption that the indemnitee has not met the applicable standard of conduct, or in the case of such an action brought by the indemnitee, be a defense to the action.

(3)    The rights conferred on any person by paragraphs 1 and 2 of this ARTICLE EIGHTH shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, this certificate of incorporation by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(4)    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware Law.

(5)    Persons who are not included as indemnitees under paragraph 1 of this ARTICLE EIGHTH but are employees of the Corporation or any subsidiary may be indemnified to the extent authorized at any time or from time to time by the Board of Directors.

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

TENTH: The Preference Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preference Stock hereinabove authorized, and with distinctive serial designations, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preference Stock from time to time adopted by the Board of Directors pursuant to authority so to do which is hereby vested in the Board of Directors. Each series of Preference Stock (i) may have such voting powers, full or limited, or may be without voting powers; (ii) may be subject to redemption at such time or times and at such prices; (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (iv) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at such rates of exchange, and with such adjustments; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional stock (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of any outstanding stock of the Corporation; and (viii) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in said resolution or resolutions providing for the issue of such Preference Stock. Shares of any series of Preference Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preference Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preference Stock to be created by resolution or resolutions by the Board of Directors or as part of any other series of Preference Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preference Stock.

(1)    Series B Stock. The designated powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereof, of one (1) share of a series of Preference Stock are as follows:

(a)     Designation. The designation of this series of Preference Stock shall be “Nonconvertible Junior Preference Stock, Series B (With Par Value of $1.00)” (referred to herein as the “Series B Stock”).

(b)     Dividends. The holder of the share of the Series B Stock shall not be entitled to receive dividends with respect to the Series B Stock.

(c)     Rights of Redemption. The Series B Stock shall be subject to redemption as follows:

(i)     Optional Redemption. At any time after the holder of Series B Stock has not been entitled to vote separately as a class to elect a director at any time for five consecutive years, the Series B Stock may be redeemed at the option of the Corporation, in whole or in part, at any time or from time to time upon not less than five days’ prior notice to the holder of record of the Series B Stock sent by first class mail, postage prepaid, to such holder at its address appearing on the Series B Stock register maintained by the Corporation, at a redemption price of $1.00 (hereinafter called the “Series B Redemption Date”).

(ii)     Effect of Redemption. All rights of the holder of Series B Stock as a stockholder of the Corporation by reason of the ownership of Series B Stock shall cease on the Series B Redemption Date, except the right to receive the amount payable upon redemption of such share on presentation and surrender of the certificate representing such share. After the Series B Redemption Date, such share shall not be deemed to be outstanding.

(d)     Rights on Liquidation, Dissolution, Winding Up.

(i)     Liquidation Payment. In the event of any involuntary liquidation, dissolution or winding up of the Corporation, the holder of the Series B Stock (if then outstanding) shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of any class of capital stock of the Corporation ranking junior upon liquidation to the Series B Stock, an amount equal to $1.00 per share. The merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall not in any event be considered a dissolution, liquidation or winding up of the Corporation under this paragraph (d).

(ii)     Proportionate Distribution. In the event the assets of the Corporation available for distribution to the holder of the Series B Stock upon any involuntary or voluntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holder is entitled pursuant to subparagraph (1) of this paragraph (d), no such distribution shall be made on account of any shares of any other class or series of preference stock ranking on a parity with the Series B Stock upon liquidation unless proportionate distributive amounts shall be paid on account of the Series B Stock, ratably, in proportion to the full distributive amounts to which the holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

(e)     Voting. The Series B Stock shall not have any voting powers, either general or special, except as required by applicable law and as follows:

(i)     Change of Priority or Rights. Without the affirmative vote or consent of the holder of the Series B Stock, voting or consenting (as the case may be) separately as a class, given in person or by proxy, either in writing or by resolution adopted at a special meeting called for the purpose, the Corporation shall not (i) change the number of authorized shares of the Series B Stock or (ii) amend this Certificate of Incorporation or take any other action (including, without limitation, a merger or consolidation to which the Corporation is a constituent party) which would have the effect of eliminating the Series B Stock or of amending, altering or repealing any of the preferences, special rights or powers of the holder of the Series B Stock so as adversely to affect such preferences, special rights or powers.

(ii)     Election of Director. Until the Fully Funded Date, the number of directors constituting the Board of Directors of the Corporation shall be increased by one, and the holder of the Series B Stock shall have, in addition to any other voting rights, the exclusive and special right, voting separately as a class, to elect one person to fill such newly created directorship. Except for the involuntary resignation of any such director under this subparagraph (b) or the removal of any such director by the holder of the Series B Stock, the director elected by the holder of the Series B Stock shall have a one year term of office. The right of the holder of Series B Stock to elect a director may be exercised by written consent of such holder. On the Fully Funded Date, the special right of the holder of the Series B Stock so to vote separately as a class for the election of a director shall terminate (subject to subsequent revesting as provided below) and the director elected by the holder of the Series B Stock shall be deemed to have resigned effective immediately without any further action upon such person’s part. Subsequent to the Fully Funded Date, the special right of the holder of Series B Stock to vote separately as a class for the election of a director shall revest at any time when the balance of the Employers’ funding contribution held under the Health Benefit Trust falls below 85% of the Fully Funded Amount; provided, however, that such revested special right of the holder of Series B Stock to vote separately as a class for the election of a director shall terminate (subject to revesting as provided by this subparagraph (b)) if the balance of the Employers’ funding contribution held under the Health Benefit Trust rises above 85% of the Fully Funded Amount. At any time when the holder of the Series B stock has the right to elect a director as provided in this subparagraph (b), (i) such holder shall have the exclusive right to remove such director, with or without cause, from time to time and elect his or her successor and (ii) any vacancies in the seat held by the director elected by the holder of the Series B Stock shall be filled only by vote of the holder of the Series B Stock.

(f) Conversion Rights. The holder of the share of the Series B Stock shall have no conversion rights with respect to such share.

(g) Nontransferability. The Series B Stock shall be issued to the UAW and the Series B Stock and any rights thereunder shall be nontransferable. Any attempted transfer shall be void and of no effect. The Corporation shall place on the certificate representing any issued share of the Series B Stock a legend consistent with the provisions hereof.

(h)     Definitions.

(i)     Employers. The term “Employers” shall have the meaning assigned to such term in the Settlement Agreement.

(ii)     Fully Funded Amount. The term “Fully Funded Amount” shall have the meaning assigned to such term in the Settlement Agreement.

(iii)     Fully Funded Date. The term “Fully Funded Date” shall have the meaning assigned to such term in the Settlement Agreement.

(iv)     Health Benefit Trust. The term “Health Benefit Trust” shall have the meaning assigned to such term in the Settlement Agreement.

(v)    Settlement Agreement. The term “Settlement Agreement” shall mean that certain settlement agreement entered into in 1993 between the Corporation, its employees, retirees and collective bargaining organizations.

(vi)     UAW. The term “UAW” shall have the meaning assigned to such term in the Settlement Agreement.

(i)     Rank of Series B Stock. The share of the Series B Stock shall rank junior upon liquidation to any other series of Preferred or Preference Stock authorized or designated after the initial date of issuance of the Series B Stock. The share of the Series B Stock shall rank senior upon liquidation to the shares of the Common Stock.

(j)     Retirement of Redeemed Shares, Etc. When redeemed, the share of the Series B Stock shall have the status of authorized and unissued Preference Stock.

(k)     Fractional Shares. No fractional shares of Series B Stock shall be issued.

(l)     Stock Calculations. In making any calculations with respect to holdings or ownership of the Corporation’s stock, the Corporation’s stock records shall be conclusive evidence of such holdings and ownership.